Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
REWARDS NETWORK INC.
AT
$13.75 NET PER SHARE
BY
EGI ACQUISITION, L.L.C.
A WHOLLY OWNED SUBSIDIARY OF
EGI ACQUISITION PARENT, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 7, 2010, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of October 28, 2010 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among Rewards Network Inc., a Delaware corporation ("Rewards"), EGI Acquisition Parent, L.L.C., a Delaware limited liability company ("Parent") and EGI Acquisition, L.L.C., a Delaware limited liability company and a wholly owned subsidiary of Parent ("Purchaser"). Purchaser is offering to purchase all of the shares of Rewards common stock, par value $0.02 per share (the "Shares"), not currently owned by Parent and Purchaser for $13.75 in cash per Share, without interest and less any applicable withholding taxes upon the terms and subject to the conditions set forth in this offer to purchase (the "Offer to Purchase") and the related letter of transmittal (the "Letter of Transmittal"), which, together with any amendments or supplements, collectively constitute the "Offer." Upon consummation of the Offer, if the conditions to the second-step merger (as described herein) are satisfied or waived, Parent and Purchaser intend to effect a second-step merger (the "Merger") as promptly as practicable in accordance with the terms of the Merger Agreement at the same per Share price paid in the Offer.

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares beneficially owned by the Purchaser and the Shares to be acquired by Purchaser pursuant to the Tender and Support Agreement (as defined herein), constitutes at least 75% of the outstanding Shares of Rewards (the "Minimum Condition"). The Offer is also subject to certain other conditions set forth in this Offer to Purchase. The Offer is not subject to a financing condition. See "The Offer—Section 11. Conditions to the Offer" in this Offer to Purchase.

        The board of directors of Rewards, based on the unanimous recommendation of the Strategic Coordination Committee of the board of directors comprised solely of independent directors (the "Special Committee"), has: (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Rewards and the holders of Shares (other than Parent and its affiliates); and (2) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The board of directors of Rewards recommends that Rewards' stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, vote their Shares in favor of approval of the Merger and the adoption of the Merger Agreement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction, passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

November 8, 2010

 IMPORTANT

        If you wish to tender all or any portion of your Shares in the Offer, this is what you must do:

  •
  if you are a record holder (that is, a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares";

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  if you are a participant in The Depository Trust Company, follow the procedure for book-entry transfer of Shares set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares"; or

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  if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, at 888-750-5834 (toll-free). (Banks and brokers may call collect at 212-750-5833.) See the back cover of this Offer to Purchase for additional contact information. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, and other related materials may also be directed to the Information Agent. A stockholder may also contact such stockholder's broker, dealer, commercial bank, trust company or other nominee for assistance.

i

SUMMARY TERM SHEET

        EGI Acquisition, L.L.C. ("Purchaser") is offering to purchase all outstanding shares of common stock, par value $0.02 per share (the "Shares"), of Rewards Network Inc. ("Rewards") not owned by EGI Acquisition Parent, L.L.C. ("Parent") and Purchaser, for $13.75 per share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. We have included in this summary term sheet cross-references to the sections of the Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. Unless otherwise indicated, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Who is offering to buy my securities?

        Our name is EGI Acquisition, L.L.C. We are a Delaware limited liability company formed for the purpose of making this Offer. We are a direct, wholly owned subsidiary of EGI Acquisition Parent, L.L.C., a Delaware limited liability company. EGI Acquisition Parent, L.L.C. is controlled by KMJZ Investments, L.L.C., a Delaware limited liability company ("KMJZ"), as Parent's non-member manager. KMJZ is controlled by Chai Trust Company, LLC, an Illinois limited liability company ("Chai Trust"), by virtue of Chai Trust being the trustee of each of the various trusts established for the benefit of members of the family of Samuel Zell that directly own KMJZ. We refer to Purchaser, Parent, KMJZ and Chai Trust collectively herein as the "Offeror Group." As of the date of this Offer to Purchase, Purchaser owns 1,254,901 Shares which represent approximately 14.2% of the outstanding Shares. In addition, certain other affiliates of the Offeror Group own 1,068,443 Shares, which represent approximately 12.1% of the outstanding Shares, and have entered into a tender and support agreement with us as described below. See "The Offer—Section 8. Certain Information Concerning the Offeror Group" and "Special Factors—Section 10. Transactions and Arrangements Concerning the Shares."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding shares of Rewards common stock not owned by Parent and Purchaser. See "Introduction."

How much are you offering to pay and what is the form of payment?

        We are offering to pay $13.75 per share, net to seller in cash, without interest, and less any applicable withholding taxes (the "Offer Price").

Will I have to pay any fees or commissions?

        If you are the record owner of your shares of Rewards common stock and you tender your shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you beneficially own your shares of Rewards common stock through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction."

Do you have the financial resources to make payment?

        Yes. We estimate the total amount of funds necessary to purchase all of the outstanding Shares that Parent and Purchaser do not currently own pursuant to the Offer, to consummate the Merger

(which estimate includes, among other things, payment in respect of outstanding in-the-money options, restricted stock units and shares awarded under and credited to director deferral accounts) and to pay related fees and expenses to be approximately $118 million. Purchaser has obtained commitments from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, The PrivateBank and Trust Company and Bank Leumi for debt financing in an aggregate amount of $56,666,667 (the "Debt Financing"). Certain irrevocable trusts established for the benefit of members of the family of Samuel Zell (collectively, the "Irrevocable Trusts") have provided equity commitments of $61,006,313 in the aggregate to Parent (the "Equity Financing"), which, in addition to the Debt Financing and certain cash on hand of Rewards, will be sufficient to fund the purchase of all the Shares in the Offer and complete the Merger, and pay related transaction fees and expenses. The Offer is not conditioned upon our ability to finance the purchase of Shares pursuant to the Offer. However, funding of the Debt Financing and Equity Financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the Debt Financing and Equity Financing will be provided (including the requirement of Purchaser to be able to promptly effect the Merger). If we acquire at least 90% of the Shares in the Offer, we intend to effect the Merger without any further action by the stockholders of Rewards. If we acquire less than 90% of the Shares in the Offer, provided the Minimum Condition (as described below) is satisfied, we intend to exercise our Top-Up Option (as described below), and thereafter effect the Merger without any further action by the stockholders of Rewards. See "The Offer—Section 9. Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision to tender Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) the Offer is not subject to a financing condition; and (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger. See "The Offer—Section 9. Source and Amount of Funds."

Have any Rewards stockholders agreed to tender their Shares?

        Yes. We have entered into a tender and support agreement (the "Tender and Support Agreement") with Samstock, L.L.C., a Delaware limited liability company, EGI-Fund (00) Investors, L.L.C., a Delaware limited liability company, EGI-Fund (05-07) Investors, L.L.C., a Delaware limited liability company and EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company, each of which are affiliates of Parent and Purchaser (together, the "Significant Affiliated Stockholders"). Pursuant to the Tender and Support Agreement, each Significant Affiliated Stockholder has agreed to tender in the Offer, and not withdraw, all of the Shares beneficially owned by such Significant Affiliated Stockholder, as well as any other Shares acquired by such Significant Affiliated Stockholder after the date of the Tender and Support Agreement. Each Significant Affiliated Stockholder is required to tender not later than five (5) business days prior to the expiration of the Offer. Based on the total Shares outstanding as of the date of this Offer to Purchase, the Significant Affiliated Stockholders together owned approximately 12.1% of the Shares outstanding. See "Special Factors—Section 10. Transactions and Arrangements Concerning the Shares."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition. The Minimum Condition requires that the number of Shares that have been validly tendered and not withdrawn, together with any other Shares beneficially owned by the Purchaser and the Shares to be acquired by Purchaser pursuant to the Tender and Support Agreement, constitute at least 75% of the outstanding Shares of Rewards, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures.

As of the date of this Offer to Purchase, Purchaser owns approximately 14.2% of the outstanding Shares and, in addition, the Significant Affiliated Stockholders party to the Tender and Support Agreement collectively own approximately 12.1% of the outstanding Shares. In order to satisfy the Minimum Condition, more than a majority of Shares owned by stockholders who are unaffiliated with Parent and Purchaser must also be tendered in the Offer. The Offer is also subject to a number of other conditions described in this Offer to Purchase. We expressly reserve the right to waive such conditions, but we cannot, without Rewards' prior written consent (1) decrease the Offer Price or change the form of consideration payable in the Offer, (2) reduce the number of Shares to be purchased in the Offer, (3) impose conditions to the Offer in addition to those set forth in this Offer to Purchase, (4) waive or change the Minimum Condition if such waiver or change would require Purchaser under applicable law to extend the Offer beyond December 31, 2010, or (5) amend any other term of the Offer in a manner adverse to the holders of Shares. See "Introduction," "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 11. Conditions to the Offer."

Is there an agreement governing the Offer?

        Yes. Parent, Purchaser and Rewards have entered into an Agreement and Plan of Merger, dated as of October 28, 2010 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer. In addition, if the Offer is completed, in accordance with the terms of the Merger Agreement, Parent will, as promptly as practicable, cause a second-step merger of Purchaser and Rewards in which all remaining stockholders of Rewards (other than Parent, Purchaser and stockholders properly exercising their appraisal rights under Delaware law) would, without the need for further action by any such stockholder, receive the same price per share as was paid in the Offer, without interest, and less any applicable withholding taxes. See "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements—Merger Agreement."

What does the board of directors of Rewards think of the Offer?

        Rewards' board of directors, based upon the unanimous recommendation of the Special Committee of the board of directors comprised solely of independent directors, has:

  •
  determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Rewards and the holders of Shares (other than Parent and its affiliates);

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  approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger; and

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  recommended that Rewards' stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, vote their Shares in favor of approval of the Merger and adoption of the Merger Agreement.

See "Introduction," "Special Factors—Section 1. Background" and "Special Factors—Section 3. The Recommendation by the Special Committee and the Board of Directors of Rewards." A more complete description of the Rewards board of directors' approval of the Offer and the Merger is set forth in the Rewards Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") to be filed with the Securities and Exchange Commission (the "SEC") and furnished to stockholders of Rewards in connection with this Offer.

 What is your position as to the fairness of the transaction?

        We believe that the transaction is fair to Rewards' stockholders who are not affiliated with the Offeror Group, based upon the factors set forth under "Special Factors—Section 4. Position of the Offeror Group Regarding Fairness of the Offer and the Merger."

What is the market value of my Shares as of a recent date?

        On June 8, 2010, the last trading day before Equity Group Investments, L.L.C., a Delaware limited liability company (together with its predecessor company Equity Group Investments, Inc., "EGI") announced a non-binding proposal to acquire all of Rewards' common stock for $13.50 per share in cash, the per share closing price of Rewards common stock reported on the NASDAQ Capital Market ("Nasdaq") was $9.90. The Offer Price represents a 39% premium over the June 8, 2010 closing stock price. On October 27, 2010, the last trading day before we announced the Merger Agreement and the Offer, the per share closing price of Rewards common stock reported on Nasdaq was $14.19. On November 5, 2010, the last trading day before the date we commenced this Offer, the per share closing price of Rewards common stock reported on Nasdaq was $13.70. We encourage you to obtain a recent price for Shares in deciding whether to tender your Shares. See "The Offer—Section 6. Price Range of the Shares; Dividends."

Do you have interests in the Offer that are different from my interests as a stockholder of Rewards?

        Yes. Our interests in the Offer and the Merger are different from those of stockholders being asked to sell their Shares. On the one hand, if you sell Shares in the Offer or your Shares are converted in the Merger, you will cease to have any interest in Rewards and will not have the opportunity to participate in the future earnings or growth, if any, of Rewards and will not bear the burden of a future decrease, if any, in the value of Rewards. On the other hand, we will benefit from any future increase in the value of Rewards and will also bear the burden of any future decrease in the value of Rewards. See "Special Factors—Section 2. Purpose of and Reasons for the Offer; Plans for Rewards After the Offer and the Merger."

Is this the first step in a going-private transaction?

        Yes. The purpose of the Offer is to acquire as many of the Shares not currently owned by the Parent and Purchaser as possible as a first step in acquiring all of the Shares. If we are successful in completing the Merger after the Offer, the Shares will no longer be publicly owned and will cease to be listed on Nasdaq and Rewards will cease to make filings with the SEC and to comply with the SEC's rules relating to public companies. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or other securities exchanges, there may not be an active public trading market for the Shares and Rewards may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See "The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

Will the Offer be followed by a merger if all the Shares are not tendered in the Offer?

        If following the consummation of the Offer Parent and Purchaser own 90% or more of the outstanding Shares (including as a result of our exercise of the Top-Up Option described below), we are obligated to consummate a short-form merger in accordance with Section 267 of the Delaware General Corporation Law (the "DGCL") as promptly as reasonably practicable in accordance with the terms of the Merger Agreement without a meeting of Rewards' stockholders. If Parent and Purchaser do not own 90% or more of the outstanding shares of Rewards common stock (including as a result of our exercise of the Top-Up Option described below) following consummation of the Offer, Parent and Purchaser are obligated to cause all Shares owned by Parent and Purchaser or as to which Parent and Purchaser have been granted a proxy to be voted in favor of the approval and adoption of the Merger Agreement, and Parent and Rewards are obligated to use their reasonable best efforts to solicit from Rewards' stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. When the Merger takes place, all remaining stockholders (other than Parent, Purchaser and stockholders properly exercising their appraisal rights under Delaware law) will receive the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes. See "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements—Merger Agreement."

What is the "Top-Up Option" and when will it be exercised?

        Under the Merger Agreement, if after consummation of the Offer, we own less than 90% of the outstanding Shares, we have the option to purchase from Rewards a number of newly-issued Shares equal to a number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of the exercise of such option, constitutes no less than one Share more than 90% of the number of Shares that will be outstanding immediately after the issuance of the Shares pursuant to such option, at a price per Share equal to the Offer Price. We refer to this option as the "Top-Up Option." The Top-Up Option cannot be exercised if the number of Shares to be issued pursuant to the Top-Up Option would exceed the number of authorized and unissued Shares not otherwise reserved for issuance. We may exercise the Top-Up Option, in whole but not in part, at any one time on or after the date of acceptance for payment of the Shares validly tendered and not withdrawn pursuant to the Offer (the "Acceptance Date") and prior to the earlier to occur of the effective time of the Merger and the termination of the Merger Agreement. The exercise of the Top-Up Option would occur concurrently with Purchaser's acceptance for payment of the Shares validly tendered and not withdrawn pursuant to the Offer. If we exercise the Top-Up Option and thereby obtain ownership of one Share more than 90% of the outstanding Shares, we will be able to effect a short-form merger under Delaware law, which means that we may effect the Merger without any further action by the stockholders of Rewards. See "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements—Merger Agreement."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is successful, we will effect the Merger as promptly as practicable thereafter in accordance with the Merger Agreement, and stockholders not tendering in the Offer (other than Parent, Purchaser and those stockholders properly exercising their appraisal rights under Delaware law) will receive as merger consideration the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes. Therefore, if the Offer is successful, the only differences to you between tendering your Shares and not tendering your Shares in the Offer is that (i) you will be paid earlier if you tender your Shares in the Offer and (ii) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. If and when we consummate the Merger, if you perfect your rights to appraisal under the Delaware General Corporation Law, you may receive an amount that is different from the consideration being paid in the Merger. If the Offer is consummated but the Merger does not take place, there is a risk the Shares that remain outstanding after the Offer may no longer be eligible to be traded through Nasdaq or other securities exchanges and there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. See the "Introduction," "Special Factors—Section 6. Effects of the Offer," "Special Factors—Section 9. Appraisal Rights; Rule 13e-3" and "The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

 How long do I have to decide whether to tender in the Offer? Can the Offer be extended?

        You will have until 12:00 midnight, New York City time, on December 7, 2010, to tender your Shares. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. We are required to extend the Offer (i) for one or more successive periods not to exceed ten (10) business days in each instance (or for such longer period to which Rewards reasonably agrees) if, at the scheduled expiration of the Offer (or any extension thereof), any of the conditions of the Offer has not been satisfied or waived and (ii) for the minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, provided that we are not required to extend the Offer beyond December 31, 2010. If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the Depositary for the Offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. Purchaser will not make available a subsequent offering period in accordance with Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

How do I tender my shares?

        If you wish to accept the Offer, this is what you must do:

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  if you are a record holder (that is, a stock certificate has been issued to you), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. These materials must reach the Depositary prior to the expiration of the Offer. Detailed instructions are contained in the Letter of Transmittal and in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares";

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  if you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary prior to the expiration of the Offer, you may be able to tender your Shares using guaranteed delivery procedures. See "The Offer—Section 3. Procedure for Accepting the Offer and Tendering Shares" for further details;

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  if you are a participant in The Depository Trust Company, follow the procedure for book-entry transfer of Shares set forth in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares"; or

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  if you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        In any case, the Depositary must receive all required documents prior to the expiration date of the Offer, which is 12:00 midnight, New York City time, on December 7, 2010, unless the Offer is extended. See "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw Shares at any time prior to the expiration of the Offer and, if we have not accepted your Shares for payment by January 7, 2011 (which is the 60th day after the date of the commencement of the Offer), you may withdraw them at any time after that date until we accept Shares for payment. To withdraw Shares, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Offer—Section 4. Withdrawal Rights."

 How do I withdraw previously tendered Shares?

        To withdraw Shares, you must deliver an executed written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares. See "The Offer—Section 4. Withdrawal Rights."

Are appraisal rights available in either the Offer or any subsequent merger?

        Appraisal rights are not available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, appraisal rights will be available to holders of Shares at the time of the Merger who have not tendered their Shares in the Offer, demand appraisal of their Shares and otherwise comply with the applicable statutory procedures under Delaware law. See "Special Factors—Section 9. Appraisal Rights; Rule 13e-3."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any Rewards stock plan ("Options"). Pursuant to the Merger Agreement, each Option having an exercise price per Share that is less than the Offer Price and that is outstanding, unexpired and unexercised immediately prior to the effective time of the Merger will become fully exercisable and vested and will be cancelled automatically at the effective time of the Merger in consideration for the right to receive, at or as soon as practicable following the effective time of the Merger (but in any event within five (5) business days following the effective time of the Merger), an amount in cash, less any applicable withholding taxes, equal to the excess of the Offer Price over the per Share exercise price of the Option for each Share subject to such Option, without interest. Options with a per Share exercise price that is equal to or greater than the Offer Price, will be, at the effective time of the Merger, cancelled without consideration.

What will happen to my restricted stock units in the Offer?

        The Offer is made only for Shares and is not made for any restricted stock units. At the effective time of the Merger, each restricted stock unit awarded under any Rewards stock plan that is issued and outstanding immediately prior to the acceptance of Shares for payment in the Offer (subject to certain exceptions with respect to restricted stock units with price targets below the Offer Price) will vest in full and will be settled in Shares, which will be converted in the Merger into the right to receive the merger consideration at the same price per Share as was paid in the Offer, without interest and less any applicable withholding taxes.

What will happen to my director deferred Shares in the Offer?

        The Offer is made only for Shares and is not made for any deferred Shares awarded under and credited to a director deferral account pursuant to the Rewards stock plans ("Director Deferred Shares"). At the effective time of the Merger, each Director Deferred Share that is issued and outstanding immediately prior to the acceptance of Shares for payment in the Offer will vest in full and will be settled in Shares, which will be converted in the Merger into the right to receive the merger consideration at same price per share as was paid in the Offer, without interest and less any applicable withholding taxes.

Generally, what are the material United States federal income tax consequences of tendering Shares or having Shares exchanged for cash in the second-step merger?

        If you are a U.S. Holder (as defined in "The Offer—Section 5. Certain United States Federal Income Tax Consequences"), the sale or exchange of your Shares pursuant to the Offer or the second-step merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. In general, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See "The Offer—Section 5. Certain United States Federal Income Tax Consequences."

        If you are a Non-U.S. Holder (as defined in "The Offer—Section 5. Certain United States Federal Income Tax Consequences"), any gain realized upon the sale of your Shares pursuant to the Offer or the second-step merger generally will not be subject to United States federal income tax but may be a taxable transaction under foreign income or other tax laws. See "The Offer—Section 5. Certain United States Federal Income Tax Consequences."

        We urge holders of shares of Rewards common stock to consult their own tax advisors about the tax consequences of the Offer and the Merger in light of their particular circumstances.

 To whom may I speak if I have questions about the Offer?

        You may call Innisfree M&A Incorporated, the information agent for the Offer, toll free at 888-750-5834 for assistance. (Banks and brokers may call collect at 212-750-5833.) See the back cover of this Offer to Purchase for additional contact information.

To the Holders of Common Stock of Rewards:

INTRODUCTION

        EGI Acquisition, L.L.C., a Delaware limited liability company ("Purchaser") and a wholly owned subsidiary of EGI Acquisition Parent, L.L.C., a Delaware limited liability company ("Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.02 per share (the "Shares"), of Rewards Network Inc., a Delaware corporation ("Rewards"), other than Shares owned by Parent and Purchaser, at a price of $13.75 per Share (the "Offer Price"), net to the seller in cash, without interest but subject to any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (this "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal") (which, as amended or supplemented from time to time, together constitute the "Offer").

        Tendering stockholders who are the record owners of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether the institution will charge any service fees. However, if you fail to provide a Form W-9 or the appropriate Form W-8, as applicable, you may be subject to a required backup federal United States income tax withholding. See "The Offer—Section 5. Certain United States Federal Income Tax Consequences." Parent and Purchaser will pay all charges and expenses of American Stock Transfer & Trust Company, LLC (the "Depositary") and Innisfree M&A Incorporated (the "Information Agent") incurred in connection with the Offer and in accordance with the terms of the agreements entered into by and between Purchaser, Parent or any affiliate thereof, and each such person. See "The Offer—Section 14. Fees and Expenses."

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, together with any other Shares beneficially owned by the Purchaser, and the Shares to be acquired by Purchaser pursuant to the Tender and Support Agreement, constitutes at least 75% of the outstanding Shares of Rewards, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures (the "Minimum Condition"). The Minimum Condition may not be waived by Parent or Purchaser without Rewards' consent if such waiver would require Purchaser under applicable law to extend the Offer beyond December 31, 2010.

        The Offer is also subject to certain other conditions described in "The Offer—Section 11. Conditions to the Offer."

        According to Rewards, as of November 5, 2010 there were 8,815,599 Shares issued and outstanding. As of the date of this Offer to Purchase, Purchaser owns 1,254,901 Shares. In addition, Samstock, L.L.C., EGI-Fund (00) Investors, L.L.C., EGI-Fund (05-07) Investors, L.L.C. and EGI-Fund (08-10) Investors, L.L.C. (collectively, the "Significant Affiliated Stockholders"), each of which is an affiliate of Parent and Purchaser, own 1,068,443 Shares.

        On October 28, 2010, each of the Significant Affiliated Stockholders entered into the Tender and Support Agreement with Purchaser, pursuant to which each of the Significant Affiliated Stockholders agreed to tender in the Offer, and not withdraw, all of the Shares beneficially owned by such Significant Affiliated Stockholder not later than five (5) business days prior to the expiration of the Offer, subject to certain conditions. See "Special Factors—Section 10. Transactions and Arrangements Concerning the Shares—Tender and Support Agreement." Assuming the Significant Affiliated Stockholders tender all of the Shares over which they have beneficial ownership as required by the Tender and Support Agreement, the Minimum Condition will be satisfied if an additional 4,288,356 Shares held by Rewards' stockholders that are unaffiliated with Parent and Purchaser, which constitutes more than a majority of Shares held by persons unaffiliated with Parent and Purchaser, are validly tendered and not validly withdrawn prior to the expiration of the Offer.

        The purpose of the Offer is to acquire for cash as many outstanding Shares not owned by Parent and Purchaser as possible as a first step in acquiring all of the Shares. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 28, 2010 (as such agreement may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Rewards.

        If the Offer is completed, in accordance with the terms of the Merger Agreement Parent will, as promptly as practicable, cause a second-step merger of Purchaser and Rewards (the "Merger") in which all remaining stockholders other than Parent and Purchaser would, without the need for further action by any stockholders not affiliated with Parent and Purchaser, receive the same price per share as was paid in the Offer, without interest and less any applicable withholding taxes. In the Merger, each then issued and outstanding Share (other than Shares held by Parent and Purchaser and Shares held by stockholders who validly perfect their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be cancelled and converted into and represent the right to receive, as merger consideration, the Offer Price. In the Merger, non-tendering stockholders will have appraisal rights, whereby such stockholder may receive the "fair value" of their Shares as determined by the Delaware Chancery Court, by following the procedures required by the DGCL. See "Special Factors—Section 9. Appraisal Rights; Rule 13e-3."

        If following consummation of the Offer, or upon exercise of the Top-Up Option provided to Parent and Purchaser in the Merger Agreement, Parent and Purchaser own a number of Shares representing at least 90% of the outstanding Shares, Parent is obligated, pursuant to the Merger Agreement, to consummate the Merger as a short-form merger of Purchaser and Rewards in accordance with the applicable provisions of the DGCL. Under the DGCL, such a merger may be consummated without a vote of, or prior notice to, Rewards' stockholders or board of directors. If Parent and Purchaser do not own 90% or more of the outstanding Shares (including as a result of exercise of the Top-Up Option) following consummation of the Offer, Parent and Purchaser are obligated to cause all Shares owned by Parent and Purchaser or as to which Parent and Purchaser have been granted a proxy to be voted in favor of the approval and adoption of the Merger Agreement, and Parent and Rewards are obligated to use their reasonable best efforts to solicit from Rewards' stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        If the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Parent will review its options. These options include doing nothing, purchasing or selling Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Rewards. No assurance can be given as to the price per share that may be paid in any such future acquisition of Shares, which may be higher or lower than or the same as the Offer Price. See "Special Factors—Section 6. Effects of the Offer." For a discussion of other actions that Parent and Purchaser may take if the Offer is not completed, see "Special Factors—Section 7. Conduct of Rewards' Business if the Offer Is Not Completed."

        Rewards' board of directors, based upon the unanimous recommendation of the Special Committee of the board of directors has: (1) determined that that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Rewards and the holders of Shares (other than Parent and its affiliates); and (2) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The board of directors of Rewards recommends that Rewards' stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, vote their Shares in favor of approval of the Merger and adoption of the

Merger Agreement. A more complete description of Rewards' board of directors' reasons for approving the Offer and the Merger is set forth in Rewards' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which will be mailed to the stockholders of Rewards concurrently with the mailing of this Offer to Purchase.

        This Offer to Purchase includes certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and Purchaser, including statements concerning Parent's and Purchaser's plans with respect to the Shares or actions if the Offer is not completed. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include:

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  whether the conditions to the Offer will be satisfied;

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  general economic, capital market and business conditions;

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  competitive factors in the industries and markets in which Rewards operates, and general industry trends;

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  the effect of war, terrorism or catastrophic events;

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  changes in government regulation;

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  changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations; and

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  the ability of Parent to execute fully on its business strategy after taking Rewards private.

        This Offer to Purchase and the related Letter of Transmittal contain important information and should be read carefully before any decision is made with respect to the Offer.

        This Offer to Purchase does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by written consent by, Rewards' stockholders.

SPECIAL FACTORS

1.  Background

        In November 1997, certain affiliates of EGI made initial investments in Rewards, then known as Transmedia Network Inc., by collectively purchasing approximately 12.5% of the then-outstanding shares of common stock. Since the initial investments in Rewards, certain employees of EGI have served on the Rewards board of directors. Mark R. Sotir is currently a member of the Rewards board of directors and is a Managing Director of EGI. In addition, Donald L. Liebentritt, Chairman of the Rewards board of directors, is a Senior Advisor to EGI and F. Philip Handy, a member of the Rewards board of directors, was formerly a Senior Advisor to EGI.

        EGI is a Chicago-based private investment firm founded and led by Samuel Zell, which has been involved in investments in a wide range of asset classes and industries both in the United States and abroad. EGI provides various services to Chai Trust, which serves as trustee for various trusts established for the benefit of the Zell family (including the Irrevocable Trusts), and acted on behalf of Chai Trust, as trustee of the Irrevocable Trusts, and the Offeror Group, to identify and negotiate this transaction. Since the initial investments in Rewards, EGI has, on an ongoing basis, reviewed various factors relating to such investment, including the price and availability of Shares, developments affecting the Rewards' business and industry, the financial condition of Rewards, potential strategic opportunities, other available investment and business opportunities, and general market and economic conditions. From time to time, EGI and its affiliates have considered acquiring additional Shares or disposing of Shares.

        Since the initial investments in 1997, various affiliates of EGI have continued to purchase and own Shares. As of the date of this Offer to Purchase, Purchaser owns 1,254,901 Shares, or approximately 14.2% of the outstanding Shares and the Significant Affiliated Stockholders that entered into the Tender and Support Agreement collectively own an additional 1,068,443 Shares, or approximately 12.1% of the outstanding Shares.

        According to Rewards, in April 2009, the Rewards board of directors formed a strategic coordination committee to review with Rewards' management the market position, capital structure and other strategic factors applicable to Rewards and recommend to the Rewards board of directors actions with respect to strategic alternatives for Rewards. The Rewards board of directors appointed Mr. Sotir and Mr. Handy as two members of this strategic coordination committee. According to Rewards, upon the recommendation of the strategic coordination committee, in mid-June 2009, Rewards retained Harris Williams & Co. ("Harris Williams") to act as financial advisor to assist Rewards with its exploration of potential strategic alternatives. The Rewards board of directors asked Mr. Sotir about EGI's perspective on Rewards' efforts to explore strategic alternatives. After discussions with EGI senior management, Mr. Sotir reported to the Rewards board of directors that EGI and its affiliates were supportive of Rewards' efforts to explore strategic alternatives.

        According to Rewards, during March 2010, Rewards, as part of its exploration of strategic alternatives, instructed its financial advisor to contact twelve potential strategic and financial parties to inquire as to their potential interest in a transaction with Rewards. EGI and its affiliates continued to support these efforts. EGI was not one of the parties contacted during March 2010.

        In late April 2010, EGI evaluated potentially offering to purchase all of the outstanding Shares. At that time, EGI was not aware of any serious discussions between Rewards and any other party with respect to a potential transaction.

        On May 3, 2010, EGI advised Ronald L. Blake, President and Chief Executive Officer of Rewards and Mr. Liebentritt that certain affiliates of EGI were interested in exploring the possible acquisition of all of the outstanding Shares. The parties agreed to discuss a potential transaction after execution of a mutually acceptable confidentiality agreement. Subsequently, the Rewards board of directors reconstituted the previously-formed strategic coordination committee into the Special Committee. None of the members of the Special Committee have any interests with respect to EGI or its affiliates. The Special Committee determined to continue with Harris Williams as its financial advisor and retained Jones Day ("Jones Day") as its outside legal counsel.

        As part of the evaluation of EGI's potential acquisition of all of the outstanding Shares and without identifying Rewards, EGI held preliminary discussions with potential debt financing sources to gauge lender willingness to finance such potential acquisition by an EGI affiliate.

        From May 3, 2010 through the execution of the Merger Agreement, Mr. Sotir participated with other employees of EGI and its affiliates in formulating EGI's proposals and recused himself from any consideration of those or any other proposals by the Rewards board of directors.

        On May 4, 2010, Rewards sent a form of confidentiality agreement to EGI. During the course of the next several days, EGI and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), outside legal counsel to EGI, negotiated the terms of a confidentiality agreement with Jones Day.

        On May 17, 2010, EGI and Rewards executed a confidentiality agreement (the "Confidentiality Agreement"), which included a six-month standstill provision. In addition, the Confidentiality Agreement provided that EGI and its affiliates and representatives (including members of the Rewards board of directors who are affiliated with EGI) were, consistent with past practice, permitted to receive, use or retain "evaluation material" and "confidential information" (as such terms were defined in the Confidentiality Agreement) for purposes of monitoring and evaluating the investment of the EGI affiliates in Rewards and exercising any voting, governance, control or other rights and responsibilities in an affiliate's or representative's capacity as a stockholder of Rewards or as a member of the Rewards board of directors. The Confidentiality Agreement also required that EGI identify to Rewards' advisors parties that EGI contacted as potential financing sources in connection with a Rewards transaction and prohibited EGI from entering into any agreement with any such potential financing source that would prohibit such source from providing financing to any other potential acquirer of Rewards.

        Throughout the process leading to the execution of the Merger Agreement, EGI participated in discussions with Rewards and its advisors and potential financing sources and negotiated, on behalf of Parent and Purchaser, the terms and conditions of the Merger Agreement, the Debt Financing and the Equity Financing.

        On May 19, 2010, EGI discussed with the Special Committee's financial advisor EGI's requests for due diligence materials. The Special Committee's financial advisor indicated that written indications of interest to acquire all Shares should be submitted by June 8, 2010.

        From May 19, 2010 through early June 2010, EGI and Skadden Arps conducted preliminary due diligence on the Rewards business, including through conference calls with members of Rewards' management and the Special Committee's legal and financial advisors.

        On May 28, 2010, Rewards granted EGI and Skadden Arps access to an online data site containing due diligence materials related to Rewards. In June 2010, Rewards added certain financial projections prepared by Rewards' management to the online data site.

        On June 8, 2010, EGI submitted to the Special Committee a non-binding indication of interest to acquire all Shares for $13.50 per Share in cash (the "June 8th Proposal"). The June 8th Proposal indicated that EGI was prepared to promptly negotiate the terms of a merger agreement that would provide Rewards with a 40-day "go-shop" period following the execution of such agreement. The June 8th Proposal also indicated that EGI intended to seek at least $60 million in debt financing to support a potential transaction with Rewards.

        On June 9, 2010, the EGI affiliates that owned Shares filed an amendment to Schedule 13D reflecting the submission of the June 8th Proposal to the Special Committee.

        On June 15, 2010, the Special Committee's financial advisor contacted EGI and indicated that the Special Committee had rejected EGI's June 8th Proposal, that the Special Committee had determined to pursue a process to explore strategic alternatives for Rewards and that EGI would be invited to participate in this process.

        On July 2, 2010, the Special Committee's financial advisor provided EGI with Rewards confidential information memorandum, which included a summary of the financial projections prepared by Rewards' management and previously provided to EGI through Rewards' online data site. See "Special Factors—Section 5. Rewards Financial Projections."

        From July 2, 2010 through July 27, 2010, EGI and Skadden Arps continued to conduct due diligence on the Rewards' business, including through conference calls with members of Rewards' management the Special Committee's legal and financial advisors.

        On July 14, 2010, the Special Committee's financial advisor provided EGI with a bid instruction letter, indicating that preliminary indications of interest to acquire 100% of the outstanding Shares were due by July 27, 2010.

        On July 27, 2010, EGI submitted to the Special Committee a non-binding indication of interest to acquire all Shares for $13.50 per Share in cash, the same price that had been contained in the June 8th Proposal.

        On July 29, 2010, the Special Committee's financial advisor informed EGI that the Special Committee had determined that EGI's proposed offer price of $13.50 per Share was not sufficient to keep EGI and its affiliates in the process for the next round of bidding.

        From July 29, 2010 to July 31, 2010, EGI reviewed its valuation of Rewards and the financial projections prepared by Rewards' management. Based on such review, on July 31, 2010, EGI submitted a non-binding indication of interest to acquire all Shares for $14.00 to $17.00 per Share in cash.

        From August 1, 2010 through October 4, 2010, EGI and Skadden Arps continued to conduct due diligence on the Rewards' business, including through conference calls with members of Rewards' management and the Special Committee's legal and financial advisors.

        On August 13, 2010, EGI and certain of EGI's potential debt financing sources for a transaction with Rewards attended a presentation by Rewards' management.

        Beginning in mid-August 2010, EGI and Skadden Arps began negotiating the terms and conditions of a commitment letter with potential debt financing sources.

        On August 20, 2010, the Special Committee's financial advisor provided EGI with a bid instruction letter, indicating that final offers to acquire all of the outstanding Shares were due by September 30, 2010. The Special Committee's financial advisor informed EGI that a draft merger agreement would be provided shortly and that a revised draft of the merger agreement reflecting all changes necessary for affiliates of EGI to sign such agreement was to be submitted with EGI's final offer to acquire all of the outstanding Shares by September 30, 2010.

        In early September 2010, EGI received updated financial information from Rewards' management that indicated that the actual 2010 year-to-date financial performance of Rewards was substantially worse than the management projections provided in the confidential information memorandum.

        On September 17, 2010, Jones Day provided EGI and Skadden Arps with a draft merger agreement. The draft merger agreement contemplated an acquisition structured as a two-step transaction, first a tender offer to acquire the Shares followed by a second-step merger to complete the acquisition.

        On September 22, 2010, Chai Trust, the trust company that is trustee of the various EGI affiliates that indirectly hold Shares, provided its approval to enter into a transaction with Rewards.

        On September 28, 2010, one of EGI's debt financing sources advised EGI that it had determined to reduce the amount of its commitment to finance the potential transaction with Rewards.

        On September 30, 2010, another of EGI's debt financing sources advised EGI that it had determined not to finance the potential transaction with Rewards. Consequently, later on September 30, 2010, EGI advised the Special Committee's financial advisor that EGI would not be able to timely submit a final offer because of difficulties in finalizing the debt commitments to finance the potential transaction. Subsequently, on October 1, 2010, the Special Committee's financial advisor indicated that the Special Committee would allow EGI to submit a final offer early the following week.

        From September 30, 2010 to October 4, 2010, EGI worked with its debt financing sources to obtain committed financing for the potential transaction with Rewards.

        On October 4, 2010, EGI submitted an offer to acquire all Shares for $13.50 per Share in cash, subject to certain conditions, including the completion of third-party specialist due diligence on Rewards' information technology and the completion of an orderly liquidation appraisal of Rewards, including the dining credit portfolio (the "October 4th Offer"). EGI also submitted a copy of an executed debt commitment letter pursuant to which the lenders party thereto agreed to provide senior credit facilities in an aggregate amount of $56,666,667 to finance the transaction with Rewards. In addition, EGI submitted a markup of the draft merger agreement. See "Special Factors—Section 8. Summary of the Merger Agreement—Representations and Warranties" for a discussion of the "Orderly Liquidation Appraisal" of Rewards.

        From October 4, 2010 through October 27, 2010, EGI and its specialist third-party advisors conducted due diligence with respect to Rewards' information technology and the Orderly Liquidation Appraisal, including through conference calls with members of Rewards' management and the Special Committee's financial advisor. From October 28, 2010 through November 4, 2010, EGI's specialist advisor prepared and finalized the Orderly Liquidation Appraisal.

        On October 5, 2010, at the request of the Special Committee's financial advisor, EGI submitted a draft of an equity commitment letter to provide equity financing for the proposed transaction and a draft timeline to complete the proposed transaction.

        On October 6, 2010, after negotiations with the Special Committee's financial advisor regarding the offer price in EGI's October 4th Offer, EGI submitted a revised offer to acquire all Shares for $13.75 per Share in cash, subject to the same conditions as those set forth in the October 4th Offer, and subject to an agreement by Rewards to reimburse EGI for expenses incurred from October 6, 2010 through the execution of a definitive agreement up to an amount not to exceed $70,000 (the "October 6th Offer").

        Also on October 6, 2010, the Special Committee's financial advisor informed EGI that Rewards' management would be providing revised final projections, which would contain material reductions in the projections for fiscal years 2011 through 2014.

        On October 10, 2010, Jones Day provided Skadden Arps with a revised draft merger agreement.

        From October 10, 2010 through October 28, 2010, Skadden Arps, EGI and Jones Day negotiated the non-price terms and conditions of a definitive merger agreement and related documents.

        On October 15, 2010, the Special Committee's financial advisor provided EGI with the revised financial projections from Rewards' management. See "Special Factors—Section 5. Rewards Financial Projections."

        In late October 2010, after obtaining permission from Jones Day and the Special Committee, EGI met with Mr. Blake to discuss potential investments by certain Rewards' executives, including Mr. Blake, in Rewards following the consummation of the proposed transaction. No specific arrangements or agreements were made during this meeting or thereafter.

        On October 25, 2010, EGI advised Jones Day that EGI was reducing its proposed offer price by $0.10 per Share from the proposed offer price of $13.75 set forth in the October 6th Offer, due to additional Rewards' transaction-related expenses, in an amount approximately equivalent to $0.10 per Share, that EGI had not been aware of when it made the October 6th Offer.

        On October 26, 2010, Rewards advised EGI that Rewards had reduced by a significant portion the unanticipated transaction-related expenses . EGI confirmed to Rewards that based on this reduction in Rewards' transaction-related expenses, the proposed offer price would remain at $13.75 per Share, as indicated in the October 6th Offer.

        Late in the evening of October 27, 2010, Jones Day informed Skadden Arps that the board of directors of Rewards, based on the unanimous recommendation of the Special Committee comprised solely of independent directors, had (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares (other than Parent and its subsidiaries); (2) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger; and (3) resolved to recommend that Rewards' stockholders accept the Offer and tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement. At the meeting of the Rewards board of directors, three members of the board, Messrs. Liebentritt, Sotir and Handy, did not participate in the vote on the potential transaction due to their affiliations with EGI and its affiliates.

        Early in the morning on October 28, 2010, Parent, Purchaser and Rewards executed the Merger Agreement. Skadden Arps also provided Jones Day with executed copies of the debt and equity financing commitments and other related transaction documents.

        On October 28, 2010, Rewards issued a press release announcing the execution of the Merger Agreement.

        On November 5, 2010, Parent obtained the Orderly Liquidation Appraisal, which indicated that the orderly liquidation value of Rewards was in excess of the minimum requirement of 40% of the gross book value of Rewards' dining credit portfolio.

        On November 8, 2010, Parent and Purchaser commenced the Offer.

2.  Purpose of and Reasons for the Offer; Plans for Rewards After the Offer and the Merger

        The purpose of the Offer is for Parent to increase its direct and indirect ownership of the outstanding Shares from its current level of approximately 14.2% to 100% and, accordingly, to participate in 100% of the earnings and growth in value of Rewards. Pursuant to the Tender and Support Agreement, the Significant Affiliated Stockholders have agreed to tender 1,068,443 Shares, or 12.1% of the outstanding Shares, in the Offer.

        If the Offer is completed, in accordance with the terms of the Merger Agreement, Parent will, as promptly as practicable upon completion of the Offer, cause the Merger to be effected, pursuant to which each then outstanding Share (other than Shares owned by Parent and Purchaser and Shares, if any, that are held by stockholders who validly perfect their appraisal rights under the DGCL) would be converted into and represent the right to receive, as merger consideration, the Offer Price. The cash consideration to be paid in the Merger would be the same as paid in the Offer. Upon the completion of the Merger, Parent would own 100% of the Shares.

        Parent believes that there would be a number of benefits to Rewards that would follow from Rewards being a privately held company owned 100% by Parent. These benefits include the following:

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  by ceasing to be a public company, Rewards will benefit from the elimination of the additional burdens on its management, as well as the expenses, associated with being a public company, including the burdens of preparing periodic reports under federal securities laws and the costs of maintaining investor relations staff and resources and complying with the Sarbanes-Oxley Act of 2002, enabling management to devote more of their time and energy to core business operations;

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  as a privately-held company, Rewards will have greater flexibility to focus on long-term business goals, including pursuing strategic transactions and acquisitions, without the constraint of the public market's emphasis on quarterly earnings; and

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  if Rewards becomes a wholly-owned subsidiary of Parent, Rewards will have greater access to Parent's and its affiliates' financial and other resources which will make it easier for Rewards to obtain the funding it requires for its operations and to service its debt.

        The determination to proceed with the acquisition of the remaining interest in Rewards at this time would also afford Rewards' stockholders that are unaffiliated with Parent and Purchaser (i) the ability to dispose of their Shares at a premium over market prices prior to the time that Parent's intention to make the Offer was first announced and (ii) liquidity with respect to their Shares.

        Having come to a determination to pursue the acquisition of the Shares, Parent considered transaction structure alternatives to the Offer, including structuring the transaction as a one-step merger. After considering the advantages and disadvantages of those alternatives, Parent determined to make a cash tender offer followed by a second-step merger. In choosing this structure, Parent considered, among other things, the following:

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  a tender offer followed by a second-step merger is a common means of effecting a going-private transaction by a significant stockholder;

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  the structure of the transaction provides all of Rewards' stockholders unaffiliated with Parent with the opportunity to participate in the Offer;

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  for a significant stockholder such as Parent that is seeking to acquire Shares, whether directly or through a subsidiary such as Purchaser, from a large number of stockholders unaffiliated with Parent and Purchaser, open-market or privately-negotiated purchases would be less efficient, more complex and more time-consuming than a tender offer;

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  the stockholders of Rewards that are unaffiliated with Parent and Purchaser would likely receive the consideration in payment for their Shares sooner in a tender offer than if Parent pursued a one-step merger transaction; and

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  stockholders who do not tender their Shares in the Offer and who otherwise comply with applicable requirements may exercise appraisal rights in connection with the Merger pursuant to Section 262 of the DGCL.

        In connection with the Offer and the Merger, we expect to review Rewards and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to consider and determine what changes, if any, would be appropriate or desirable following the Offer and the Merger in order to best organize the activities of Rewards. In particular, following the Offer and the Merger, we plan to change the board of directors of Rewards by electing persons as directors of Rewards who are employees or officers of the Purchaser or its affiliates. In addition, after completion of the Offer and the Merger, Parent intends to elect S corporation status for federal income tax purposes and also intends to elect Qualified Subchapter S, or QSub, status for Rewards for federal income tax purposes. We may also consider material changes in the present dividend policy, indebtedness and capitalization of Rewards, and we may consider pursuing acquisition opportunities through Rewards and may take actions to achieve potential scale efficiencies.

        Parent expressly reserves the right to make any changes that it deems necessary, appropriate or convenient in light of its review or in light of future developments. Such changes could include, among other things, changes in Rewards' business, corporate structure, certificate of incorporation, by-laws, capitalization (whether arising from refinancing or otherwise), management or dividend policy, including causing Rewards to pay a special or extraordinary dividend to the extent permitted by applicable law. Parent intends to retain the Shares acquired pursuant to the Offer and the Merger.

        Parent's current plans for Rewards are based on the assumption that the Offer is completed and Parent will own 100% of the common stock of Rewards upon consummation of the Merger following the completion of the Offer. If, however, the Offer is not completed for any reason, Parent will evaluate its plans for Rewards. See also "Special Factors—Section 6. Effects of the Offer" and "Special Factors—Section 7. Conduct of Rewards' Business if the Offer Is Not Completed."

        Except as otherwise described in this Offer to Purchase, Parent and Purchaser have no current plans or proposals or negotiations that relate to or would result in (i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving Rewards or any of its subsidiaries; (ii) any purchase, sale or transfer of a material amount of assets of Rewards or any of its subsidiaries; (iii) any material change in Rewards' present dividend rate or policy (other than an intention to pay dividends to satisfy tax obligations of its stockholders in the event that an S corporation status election for federal income tax purposes is made) or the indebtedness or capitalization of Rewards; or (iv) any other material change in Rewards' corporate structure or business.

3.  The Recommendation by the Special Committee and the Board of Directors of Rewards

        The Special Committee has unanimously determined that the transactions contemplated by the Offer and the Merger Agreement are advisable and fair to and in the best interests of the holders of Shares (other than Parent and its affiliates). The Special Committee unanimously recommended to the board of directors of Rewards that the Merger Agreement be approved by the board of directors of Rewards and that the board of directors of Rewards resolve to recommend that Rewards' stockholders tender their Shares pursuant to the Offer and, to the extent required by applicable law, vote their Shares in favor of the adoption of the Merger Agreement (the "Special Committee Recommendation"). The board of directors of Rewards, based on the Special Committee Recommendation, has: (1) determined that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to and in the best interests of Rewards and the holders of Shares (other than Parent and its affiliates); and (2) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. The board of directors of Rewards recommends that Rewards' stockholders accept the Offer and tender their Shares pursuant to the Offer and, if applicable, vote their Shares in favor of approval of the Merger and the adoption of the Merger Agreement (the "Rewards Board Recommendation"). Rewards has agreed to file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC concurrently herewith indicating the approval of the transaction by its board of directors and recommending that Rewards' stockholders tender their Shares in the Offer.

4.  Position of the Offeror Group Regarding Fairness of the Offer and the Merger

        The rules of the SEC require Parent, Purchaser, KMJZ and the Chai Trust (collectively, the "Offeror Group") to express their belief as to the fairness of the Offer and the Merger to stockholders of Rewards who are not affiliated with the Offeror Group.

        The Offeror Group believes that the Offer Price to be received by Rewards' stockholders that are unaffiliated with the Offeror Group pursuant to the Offer and the Merger is fair to such stockholders. The Offeror Group bases its belief on, among other things, the following factors, each of which, in its judgment, supports its views as to the fairness of the Offer and the Merger:

  •
  The Offer Price represents:

  •
  a premium of 39% over the closing price of the Shares on June 8, 2010, the last trading day before EGI publicly announced a $13.50 per Share proposal, and an increase of 2% over such proposal of $13.50 per Share; and

  •
  a dividend adjusted premium of 14% over the average closing price of the Shares during the last twelve months beginning on June 8, 2010, the last trading day before EGI publicly announced a $13.50 per Share proposal.

  •
  The Offer will provide holders with liquidity at a substantial premium, without the brokerage and other costs typically associated with market sales.

  •
  The Offer Price will be paid in cash. Therefore, holders of Shares will receive a certain value in the Offer or the Merger.

  •
  The recommendations to Rewards' stockholders that are unaffiliated with the Offeror Group by, and the findings of, Rewards' board of directors and the Special Committee with respect to the fairness of the Offer and the Merger, as described in the Schedule 14D-9 filed by Rewards with the SEC under "Item 4. The Solicitation or Recommendation—Background of the Offer and Merger and Reasons for the Recommendation—Reasons for the Recommendation of the Special Committee and the Board of Directors."

  •
  The belief that the going concern value of Rewards as a public company could be less than the Offer Price of $13.75 per share due to the negative impact of the following factors on Rewards: general market conditions, required financial flexibility, conditions in the restaurant industry, a rapidly changing competitive environment with new entrants in the market and the reduction in Rewards management's financial projections over the past several months. See "Special Factors—Section 5. Rewards Financial Projections."

In addition, we believe that the Offer is procedurally fair to stockholders of Rewards who are unaffiliated with the Offeror Group, based on the following factors:

  •
  The factors considered by, and the findings of, Rewards' board of directors and the Special Committee with respect to the procedural fairness of the Offer and the Merger to Rewards' stockholders that are unaffiliated with the Offeror Group as described in the Schedule 14D-9 filed by Rewards with the SEC under "Item 4. The Solicitation or Recommendation—Background of the Offer and Merger and Reasons for the Recommendation—Reasons for the Recommendation of the Special Committee and the Board of Directors."

  •
  The board of directors of Rewards, based upon the unanimous recommendation of the Special Committee, has recommended to the holders of Shares that they tender their Shares pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. Three members of the board of directors of Rewards, Messrs. Liebentritt, Sotir and Handy, did not participate in the vote on the transaction due to their affiliations with EGI and its affiliates. See "Special Factors—Section 1. Background."

  •
  The Special Committee, which consisted solely of independent directors, was granted the authority to review, discuss, explore, evaluate, negotiate, recommend or not recommend any offer to acquire Shares or any proposal for a merger or other business combination made by Parent.

  •
  Parent did not participate in and did not have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

  •
  The Special Committee retained its own independent legal and financial advisors to assist the Special Committee in connection with the Offer and the Merger.

  •
  The Offer Price of $13.75 per Share and the other terms and conditions of the Merger Agreement resulted from extensive negotiations between the Special Committee and its advisors and Parent and its advisors.

  •
  The Special Committee unanimously determined that the transactions contemplated by the Offer and the Merger Agreement are advisable and fair to and in the best interests of the holders of Shares (other than Parent and its affiliates).

  •
  The fact that the Special Committee received an opinion from its financial advisor, dated October 27, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the Offer Price of $13.75 per Share to be received in the Offer and the Merger taken together, by the holders of Shares (other than EGI, Parent, Purchaser and their respective affiliates and any stockholders who validly perfect their appraisal rights under the DGCL). See "Item 4. The Solicitation or Recommendation—Background of the Offer and Merger and Reasons for the Recommendation—Opinion of the Special Committee's Financial Advisor." in and Annex A to the Schedule 14D-9 filed by Rewards with the SEC.

  •
  The Special Committee had access to all of the information prepared or otherwise developed by Rewards' management and made available to Parent including Rewards' financial projections described under "Special Factors—Section 5. Rewards Financial Projections."

  •
  In order to satisfy the Minimum Condition, more than a majority of Shares owned by stockholders who are unaffiliated with the Offeror Group must be tendered in the Offer. See "Introduction" and "The Offer—Section 11. Conditions to the Offer."

  •
  Unaffiliated stockholders will have sufficient time to make a decision whether or not to tender:

  •
  The Offer will remain open for a minimum of twenty (20) business days.

  •
  If Parent amends the Offer to include any material additional information, Parent will, if necessary to allow adequate dissemination and investor response, extend the Offer for a sufficient period to allow stockholders to consider the additional information.

  •
  Each of the stockholders not affiliated with the Offeror Group will be able to decide voluntarily whether or not to tender such stockholder's Shares.

  •
  If the Offer is completed, we will consummate the Merger in which all remaining stockholders not affiliated with the Offeror Group will receive the same price per Share as was paid in the Offer, without interest, and less any applicable withholding taxes.

  •
  If the Merger is completed, stockholders who have neither voted in favor of the Merger nor consented thereto in writing will be entitled to receive the "fair value" of their Shares, as determined by a court, if they validly perfect their appraisal rights under Section 262 of the DGCL. See "Special Factors—Section 9. Appraisal Rights; Rule 13e-3."

  •
  Following the successful completion of the Offer and the Merger, Rewards' stockholders unaffiliated with the Offeror Group will not face the risk of any decline in the value of Rewards.

The Offeror Group also considered the following factors, each of which the Offeror Group considered negative in its considerations concerning the fairness of the terms of the transaction:

  •
  Any stockholder who tenders all its Shares in the Offer or has its Shares converted into cash in the Merger would cease to participate in the future earnings or growth, if any, of Rewards or benefit from increases, if any, in the value of Rewards.

  •
  As to the Offer Price, the financial interests of the Offeror Group are different than the financial interests of Rewards' stockholders that are unaffiliated with the Offeror Group. In addition, officers and directors of Rewards have actual or potential conflicts of interest in connection with the Offer and any subsequent merger. See "Special Factors—Section 12. Interests of Rewards' Directors and Executive Officers in the Offer and the Merger."

  •
  The sale of Shares in the Offer will be taxable for United States federal income tax purposes to tendering stockholders that are U.S. Holders (as defined in "The Offer—Section 5. Certain United States Federal Income Tax Consequences").

        None of the members of the Offeror Group found it practicable to assign, nor did any of them assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

        The Offeror Group's consideration of the factors described above reflects its assessment of the fairness of the Offer Price to Rewards' stockholders that are unaffiliated with the Offeror Group in relation to the going-concern value of Rewards on a stand-alone basis. In reaching the conclusion as to fairness, the Offeror Group did not consider the liquidation value or net book value of Rewards. The liquidation value was not considered because Rewards is a viable going concern and Parent has no plans to liquidate Rewards. The net book value was not considered as (i) the Rewards business is not hard-asset intensive and (ii) the Rewards business is not otherwise of a nature whose value is traditionally measured as a multiple of book value. Therefore, the Offeror Group believes that each of the liquidation value and the net book value of Rewards is irrelevant to a determination as to whether the Offer is fair to stockholders that are unaffiliated with the Offeror Group.

        Except as discussed above in "Special Factors—Section 1. Background," the Offeror Group is not aware of any firm offers made by any person, other than Parent and Purchaser, during the two years preceding the date hereof for (1) the merger or consolidation of Rewards with or into another company, or vice versa; (2) the sale or other transfer of all or any substantial part of the assets of Rewards; or (3) a purchase of Rewards' securities that would enable the holder of such securities to exercise control of Rewards.

        The foregoing discussion of the information and factors considered and given weight by the Offeror Group is not intended to be exhaustive, but is believed to include the material factors considered by the Offeror Group. The Offeror Group's views as to the fairness of the Offer to stockholders of Rewards should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder's Shares in the Offer.

5.  Rewards Financial Projections

        From time to time, EGI received financial and operating information from Rewards. In June 2010, EGI received a 5-year forecast from Rewards (the "Initial Rewards Projections"). As discussed in "Special Factors—Section 1. Background" above, EGI used the Initial Rewards Projections as a factor in determining to increase its initial non-binding indication of interest from $13.50 per Share to a range of $14.00 to $17.00 per Share and considered, among other things, the following items from the Initial Rewards Projections:

	Year Ending December 31,
	2010	2011	2012	2013	2014
	(In thousands)
Total Revenue	120,244	138,625	161,648	182,920	200,868
Provision for Losses	4,303	7,393	8,246	8,832	9,385
Gross Profit	82,064	93,874	111,466	126,680	139,118
Total Operating Expenses	66,190	70,563	76,513	81,165	85,473
EBITDA(1)	20,719	27,870	39,455	49,787	57,713
Adjusted EBITDA(2)	23,475	30,679	42,264	52,595	60,521

(1)
EBITDA consists of earnings before interest, taxes, depreciation and amortization.

(2)
Adjusted EBITDA consists of EBITDA adjusted to exclude estimated public company costs including management restricted stock unit expense.

        As discussed in "Special Factors—Section 1. Background" above, EGI subsequently received updated financial information from Rewards that indicated that actual 2010 year-to-date financial performance of Rewards was substantially below the projections contained in the Initial Rewards Projections. On October 15, 2010, EGI received a revised 5-year forecast from Rewards (the "Final Financial Projections" and, together with the Initial Rewards Projections, the "Rewards Projections"). In reaching its final views on value, EGI considered, among other things, the following items from the Final Financial Projections:

	Year Ending December 31,
	2010	2011	2012	2013	2014
	(In thousands)
Total Revenue	113,003	121,179	129,453	137,398	145,082
Provision for Losses	4,081	4,503	5,066	5,254	5,487
Gross Profit	76,205	80,346	85,532	90,348	95,583
Total Operating Expenses	64,099	65,727	68,959	72,113	75,006
EBITDA(1)	16,812	18,908	20,998	22,733	24,828
Adjusted EBITDA(2)	20,722	21,718	23,808	25,543	27,638

(1)
EBITDA consists of earnings before interest, taxes, depreciation and amortization.

(2)
Adjusted EBITDA consists of EBITDA adjusted to exclude estimated restructuring and transaction related expenses and to exclude estimated public company costs, including management restricted stock unit expense.

        The Rewards Projections, which are forward-looking statements, have been included in this Offer to Purchase for the limited purposes of giving stockholders access to financial projections that were prepared by Rewards' management and delivered to EGI. Such information was prepared by Rewards' management for internal use and not with a view to publication. The Rewards Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. The Rewards Projections were based on assumptions concerning Rewards' operations, business prospects and other revenue and operating assumptions. Projected information and forecasts of this type are forward-looking statements and are based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties and contingencies, including those risks described in Rewards' filings with the SEC under the Exchange Act and elsewhere in this Offer to Purchase. These uncertainties and contingencies are difficult to predict, and many are beyond the ability of any company to control. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those set forth above. The inclusion of the Rewards Projections herein should not be regarded as an indication that the Offeror Group or their respective affiliates or representatives considered or consider such data to be necessarily predictive of actual future events, and such data should not be relied upon as such. None of the Offeror Group or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Rewards compared to the information contained in the Rewards Projections described above, and none of them intends to provide any update or revision thereof.

6.  Effects of the Offer

        If the Offer is completed, in accordance with the terms of the Merger Agreement, Parent will, as promptly as practicable, cause the second-step merger of Purchaser and Rewards in which all remaining stockholders other than Parent and Purchaser would, without the need for further action by such stockholder, receive the same price per share as was paid in the Offer, without interest, and less any applicable withholding taxes. In the Merger, each then issued and outstanding Share (other than Shares held by Parent and Purchaser and Shares held by stockholders who validly perfect their appraisal rights under the DGCL) will be converted into and represent the right to receive the Offer Price. In connection with the Merger, non-tendering stockholders will have appraisal rights, whereby such stockholders may receive the "fair value" of their shares as determined by the Delaware Chancery Court, by following the procedures required by the DGCL. See "Special Factors—Section 9. Appraisal Rights; Rule 13e-3."

        If following consummation of the Offer, or following exercise of Purchaser's Top-Up Option contained in the Merger Agreement, Parent and Purchaser own a number of Shares representing at least 90% of the Shares, Parent is obligated, pursuant to the Merger Agreement, to consummate the Merger as a short-form merger of Purchaser and Rewards in accordance with the applicable provisions of the DGCL. Under the DGCL, such a merger may be consummated without a vote of, or prior notice to, Rewards' stockholders or board of directors. If Parent and Purchaser do not own 90% or more of the Shares (including as a result of our exercise of the Top-Up Option described below) following consummation of the Offer, Parent and Purchaser are obligated to cause all Shares owned by Parent and Purchaser or as to which Parent and Purchaser have been granted a proxy to be voted in favor of the approval and adoption of the Merger Agreement and Parent and Rewards are obligated to use their reasonable best efforts to solicit from Rewards' stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        If the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), Parent will review its options. These include doing nothing, purchasing or selling Shares in the open market or in privately negotiated transactions, making a new tender offer or seeking to negotiate a merger or other business combination with Rewards. No assurance can be given as to the price per Share that may be paid in any such future acquisition of Shares, and such price may be higher or lower than or the same as the Offer Price.

        As a result of the Offer, the direct and indirect interest of Parent in Rewards' net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. If the Offer is completed, following consummation of the Merger, Parent's indirect interest in such items will increase to 100%, and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Rewards' operations and any future increase in Rewards' value. Similarly, Parent will also bear the risk of losses generated by Rewards' operations and any decrease in the value of Rewards after the Merger. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of Rewards after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Rewards' operations or decline in the value of Rewards after the Merger.

        The Shares are currently registered under the Exchange Act and listed on Nasdaq under the symbol "DINE." If the Offer is completed, as a result of the consummation of the Merger following the Offer, there will be no public market for the Shares. After the Merger, the Shares will cease to be listed on Nasdaq, and prices with respect to sales of Shares in the public market will no longer be available. In addition, after the Merger, registration of the Shares under the Exchange Act will be terminated. See "The Offer—Section 12. Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations."

7.  Conduct of Rewards' Business if the Offer Is Not Completed

        If the Offer is not completed because the Minimum Condition is not satisfied or because another condition is not satisfied or waived, Parent and Purchaser will reevaluate the acquisition of Shares.

        In particular, Parent and Purchaser may consider, among other things:

  •
  not taking any action at that time, including not purchasing any additional Shares;

  •
  purchasing or selling Shares in the open market or in privately negotiated transactions;

  •
  making a new tender offer; and

  •
  consummating a merger or other business combination with Rewards, subject to compliance with applicable law.

        If Parent and Purchaser were to pursue any of these alternatives, it might take considerably longer for the stockholders of Rewards that are unaffiliated with the Offeror Group to receive any consideration for their Shares (other than through sales in the open market or otherwise) than if they had tendered their Shares in the Offer. Any such transaction could result in proceeds per Share to the stockholders of Rewards unaffiliated with the Offeror Group that are more or less than, or the same as, the Offer Price or could result in the trading price of the Shares to increase, decrease or be unchanged.

8.  Summary of the Merger Agreement; Other Agreements

  Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the combined Tender Offer Statement and Rule 13e-3 Transaction Statement under cover of Schedule TO filed with the SEC in connection with the Offer, and is incorporated herein by reference. This summary of terms has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Rewards or Parent (or their affiliates) in public reports filed with the SEC. In particular, the Merger Agreement and this summary of terms are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Rewards or Parent (or their affiliates). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable (and in any event within seven (7) business days) after execution of the Merger Agreement. Under the terms of the Merger Agreement, the obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject only to (i) the Minimum Condition and (ii) the other conditions set forth in "The Offer—Section 11. Conditions to the Offer"

in this Offer to Purchase (together with the Minimum Condition, the "Offer Conditions"). Subject to the satisfaction of the Minimum Condition and the other Offer Conditions, the Merger Agreement provides that Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the Expiration Date (as defined below in "The Offer—Section 1. Terms of the Offer").

        Under the terms of the Merger Agreement, Parent and Purchaser expressly reserve the right to (i) increase the Offer Price and (ii) waive, in whole or in part, any of the Offer Conditions and (iii) make any other changes in the terms and conditions of the Offer, except that, without the prior written consent of Rewards, Parent and Purchaser cannot do any of the following: (A) decrease the Offer Price or change the form of consideration payable in the Offer, (B) decrease the number of Shares to be purchased in the Offer, (C) impose any conditions to the Offer in addition to the Offer Conditions, (D) waive or change the Minimum Condition if such waiver or change would require Purchaser under applicable law to extend the Offer beyond December 31, 2010, or (E) amend any other term of the Offer in a manner adverse to the holders of Shares. Purchaser will from time to time extend the Offer (I) for one or more consecutive increments of not more than 10 business days each (or such longer period to which Rewards reasonably agrees), if any of the Offer Conditions have not been satisfied or waived at the scheduled Expiration Date and (II) for any minimum period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, except that in no event will Purchaser be required to extend the Offer beyond December 31, 2010.

        Tender Offer Solicitation/Recommendation.    On the date of commencement of the Offer or as soon as reasonably practicable (and, in any event, within two (2) business days) thereafter, Rewards has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer and a Transaction Statement on Schedule 13E-3 with respect to the transactions contemplated by the Merger Agreement containing the Rewards Board Recommendation as to the fairness of the Offer and the Merger and will cause the Schedule 14D-9 and Schedule 13E-3 to be disseminated to the holders of Shares.

        Directors.    Following the date that Purchaser accepts for payment the Shares tendered pursuant to the Offer (the "Acceptance Date") and until the effective time of the Merger (the "Effective Time"), pursuant to the Merger Agreement, Purchaser is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of Rewards that is equal to the total number of directors on Rewards' board of directors multiplied by the percentage that the Shares beneficially owned by Purchaser or any of its affiliates bears to the total number of Shares then outstanding. At such time, Rewards also agreed that it will cause Purchaser's designees to serve, in the same relative percentage as they hold on the board of directors, on each board of directors of Rewards' subsidiaries and each committee of the board of Rewards or its subsidiaries, subject to certain exceptions.

        After Purchaser's designees constitute a majority of Rewards' board of directors, but prior to the Effective Time, Rewards agreed that it will use its reasonable best efforts to cause at least three directors who are currently members of Rewards' board of directors to remain as directors. We refer to these remaining directors, or their successors who may be appointed in accordance with the Merger Agreement, as the "Continuing Directors."

        After the election or designation of designees of Purchaser in accordance with the above and prior to the Effective Time or the earlier termination of the Merger Agreement, the approval of a majority of the Continuing Directors is required for Rewards or its subsidiaries to take certain actions with respect to the Merger Agreement, to amend Rewards' bylaws or charter, or to enter into any agreements with Parent, Purchaser or any of their affiliates.

        Top Up Option.    Pursuant to the Merger Agreement, Rewards has irrevocably granted to Purchaser a Top-Up Option to purchase, at a price per share equal to the Offer Price, a number of newly-issued Shares equal to a number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, will constitute no less than one Share more than 90% of the Shares outstanding immediately after the issuance of the Shares issued pursuant to the Top-Up Option. However, in no event will the Top-Up Option be exercisable for more than Rewards' then authorized and unissued Shares (excluding Shares otherwise reserved for issuance under any equity-based incentive plans sponsored by Rewards).

        The Top-Up Option may be exercised by Purchaser, in whole but not in part, at any one time on or after the Acceptance Date and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms. The aggregate purchase price payable for the Top-Up Option Shares may be paid by Purchaser either in cash by wire transfer of immediately available funds or by executing and delivering to Rewards a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares, except that the aggregate par value of the Top-Up Option Shares must be paid in cash. Any such promissory note will bear interest at 3% per annum, and shall be payable in full with accrued interest immediately at the Effective Time.

        Pursuant to the Merger Agreement, in any appraisal proceeding in connection with the Merger with respect to Shares held by stockholders who do not tender their Shares in the Offer and who otherwise comply with applicable requirements of Section 262 of the DGCL, the fair value of such Shares shall be determined in accordance with Section 262(h) of the DGCL without regard to the Top-Up Option, the Top-Up Option Shares or any consideration paid or delivered by Purchaser to Rewards in payment for the Top-Up Option Shares.

        The Merger.    The Merger Agreement provides that, at the Effective Time, the Purchaser will be merged with and into Rewards in accordance with the DGCL. At that time, the separate existence of the Purchaser will cease, and Rewards will be the surviving corporation and continue under the laws of the State of Delaware.

        At the Effective Time, the certificate of incorporation of the surviving corporation will be amended so as to read in its entirety as set forth on Exhibit A to the Merger Agreement, and the bylaws of Rewards in effect immediately prior to the Effective Time shall be the bylaws of the surviving corporation. Parent intends to adopt standard subsidiary bylaws for the surviving corporation immediately following the Effective Time. The Merger Agreement also provides that as of the Effective Time, the initial directors of the surviving corporation will be designated by Purchaser, and the officers of Rewards immediately prior to the Effective Time will be the officers of the surviving corporation, in each case to hold office in accordance with the terms of the certificate of incorporation and bylaws of the surviving corporation or otherwise as provided by law.

        Following the consummation of the Offer, the obligations of Rewards, Parent and Purchaser to consummate the Merger are subject to the fulfillment or written waiver by Rewards, Parent and Purchaser of each of the following conditions:

  •
  the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding Shares, if and to the extent required by the DGCL;

  •
  no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling that is then in effect and has the effect of enjoining or otherwise preventing or prohibiting consummation of the Merger; and

  •
  Purchaser shall have accepted for payment Shares validly tendered and not withdrawn pursuant to the Offer.

        Conversion of Capital Stock.    Under the terms of the Merger Agreement, at the Effective Time:

  •
  Shares issued and outstanding prior to the Effective Time (other than Shares held by a holder who exercises appraisal rights with respect to the Shares or as described below) will be converted into the right to receive the Offer Price, without interest and subject to any applicable withholding taxes;

  •
  Shares held by Rewards as treasury stock, by any of Rewards' wholly-owned subsidiaries or by Parent and Purchaser will be cancelled without consideration; and

  •
  Limited liability company interests of Purchaser will be converted into one share of common stock of the surviving corporation and will constitute the surviving corporation's only outstanding capital stock.

        After the Effective Time, the Shares will be canceled, and the holders of certificates or book-entry shares that immediately prior to the Effective Time represented Shares will cease to have any rights with respect to the Shares other than the right to receive, upon the surrender of the certificates or book-entry shares, the Offer Price, without interest and subject to any applicable withholding taxes. At or prior to the Effective Time, Parent or Purchaser has agreed to deposit with the Depositary the aggregate consideration to be paid to holders of Shares in the Merger.

        Treatment of Options.    Immediately prior to the Effective Time, all unexpired and unexercised outstanding options to purchase Shares granted pursuant to Rewards' equity compensation plans will vest in full and become fully exercisable, and the options will be cancelled at the Effective Time in consideration for the right to receive a cash payment equal to the total number of Shares previously subject to the option, multiplied by the amount by which the Offer Price exceeds the exercise price per Share of the option, less any applicable withholding taxes (the "Option Consideration"). If the exercise price per Share of any such option is equal to or greater than the Offer Price, the option will be canceled without any cash payment. As soon as practicable following the Effective Time, but in any event within 5 business days following the Effective Time, the Option Consideration payable shall be paid by Purchaser, without interest.

        Treatment of Restricted Stock Units and Director Deferred Shares.    Each restricted stock unit awarded under Rewards' equity compensation plans and each Share awarded under and credited to a director deferral account pursuant to Rewards' equity compensation plans, in each case that is issued and outstanding immediately prior to the Acceptance Date (subject to certain exceptions for restricted stock units with a price target below the Offer price) will, at the Effective Time, vest in full and will be settled for Shares, which will be converted in the Merger into the right to receive a cash payment equal to the Offer Price, without interest and less any applicable withholding taxes.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    Parent, Purchaser and Rewards have agreed to cause the Merger to become effective, in accordance with Section 267 of the DGCL, as promptly as practicable without a meeting of Rewards' stockholders if Purchaser acquires at least 90% of the voting power of the then outstanding Shares pursuant to the Offer, exercise of the Top-Up Option or otherwise in accordance with the Merger Agreement.

        If a meeting of Rewards' stockholders is required to complete the Merger, Rewards has agreed, as promptly as practicable after completion of the Offer, to call and hold a meeting of its stockholders in consultation with Parent, which we refer to as the "stockholders' meeting," for the purpose of voting upon the adoption of the Merger Agreement. Rewards has also agreed to prepare and file with the SEC a proxy statement relating to the stockholders' meeting to be held to consider the adoption of the Merger Agreement. The Merger Agreement provides that Parent and Purchaser will vote, or cause to be voted, all of the Shares then owned by them or any of their subsidiaries or as to which they have been granted a proxy in favor of the approval and adoption of the Merger Agreement. Parent and Rewards have also agreed to use their respective reasonable best efforts to solicit from Rewards' stockholders proxies in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Rewards to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Rewards. The representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement, were the product of negotiations among Rewards, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

        In the Merger Agreement, Rewards has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters related to Rewards and its subsidiaries, such as organization, standing, qualification, power and authority;

  •
  its capitalization;

  •
  the validity of the Merger Agreement, including approval by Rewards' board of directors;

  •
  the inapplicability of state takeover statutes and provisions of governance documents prohibiting the transactions contemplated by the Merger Agreement;

  •
  required consents and regulatory approvals, and no conflicts with or defaults or violations of laws, governance documents or agreements;

  •
  compliance with laws and permits;

  •
  financial statements and public SEC filings;

  •
  internal controls and compliance with the Sarbanes-Oxley Act;

  •
  conduct of business and the absence of a Material Adverse Effect on Rewards;

  •
  the absence of undisclosed liabilities;

  •
  the absence of litigation;

  •
  employee benefit plans, ERISA matters and certain related matters;

  •
  labor matters;

  •
  intellectual property;

  •
  taxes;

  •
  real and personal property;

  •
  material contracts;

  •
  insurance;

  •
  compliance of compensation arrangements with Rule 14d-10(d) under the Exchange Act;

  •
  environmental matters;

  •
  information in Offer documents, Schedule 14D-9, Schedule 13E-3 and proxy statement, if any, filed with SEC;

  •
  receipt of an opinion of its financial advisor;

  •
  brokers' fees and expenses;

  •
  related party transactions;

  •
  program partners and processors of Rewards; and

  •
  absence of additional representations and warranties.

        Certain of Rewards' representations and warranties are qualified as to materiality or "Material Adverse Effect." "Material Adverse Effect" with respect to Rewards means any change, effect, event or occurrence that individually or in the aggregate with all other changes effects, events or occurrences, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of Rewards and its subsidiaries, taken as a whole, excluding in each case the impact of:

  •
  changes in law, generally accepted accounting principles in the United States or accounting principles or regulations of the SEC or the interpretation thereof which is proposed, approved or enacted on or after the date of the Merger Agreement, except to the extent that Rewards and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Rewards and its subsidiaries operate;

  •
  acts of war (whether or not declared), sabotage, insurrection, terrorism and armed hostilities, except to the extent that Rewards and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Rewards and its subsidiaries operate;

  •
  changes in general economic conditions or in the United States' financial, banking, credit or securities markets, except to the extent that Rewards and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Rewards and its subsidiaries operate;

  •
  general changes in industries in which Rewards operates, except to the extent that Rewards and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Rewards and its subsidiaries operate;

  •
  natural disasters occurring after the date of the Merger Agreement, except to the extent that Rewards and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Rewards and its subsidiaries operate;

  •
  any failure of Rewards to meet revenue, backlog or earnings projections, forecasts, estimates or expectations (whether internal or published by Rewards or third parties) or any decline in Rewards' credit rating, except that the underlying facts giving rise or contributing to such failure are not excluded;

  •
  changes resulting from the announcement, performance or existence of, or the public or industry knowledge of, or compliance with, the Merger Agreement and the transactions contemplated thereby;

  •
  any effect arising out of any action taken or omitted to be taken at the request or with the consent of Parent or Purchaser or any change that Rewards can demonstrate resulted from Parent unreasonably withholding, delaying or conditioning its consent under the interim operating covenant provisions of the Merger Agreement to any action requiring Parent's consent under the interim operating covenant provisions of the Merger Agreement requested to be taken by Rewards; or

  •
  any effect resulting from any publicly available statement made by Parent or Purchaser or any of their respective affiliates or representatives concerning Rewards or its subsidiaries, or otherwise relating to the Offer or the Merger.

        Pursuant to the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred with respect to Rewards if (i) Parent has not obtained a reasonably acceptable third-party appraisal of Rewards that confirms that the orderly liquidation value of Rewards, as of September 30, 2010, is not less than 40% of the gross "dining credit portfolio" book value (the "Orderly Liquidation Appraisal"), (ii) Rewards or any of its subsidiaries receives credible notice from any Material Program Partner indicating any such Material Program Partner's termination or non-renewal of, or intention to terminate, not renew or materially reduce, its business relationship with Rewards or any of its subsidiaries (including Knowledge of Rewards that such Material Program Partner has put their business out to bid or made it subject to a request for proposal) or (iii) in the aggregate, modifications to Material Program Partner agreements, whether effected through amendments, renewals or extensions, are less advantageous to Rewards from a financial point of view than such Material Program Partner agreements in effect as of the date of the execution of the Merger Agreement. On November 5, 2010, Parent obtained the Orderly Liquidation Appraisal referenced in clause (i) above, which indicated that the orderly liquidation value of Rewards was in excess of the minimum requirement of 40% of the gross book value of the dining credit portfolio.

        For purposes of the Merger Agreement, (i) "Material Program Partner" means one of the five largest "program partners" of Rewards or its subsidiaries as such term is used by Rewards in Rewards' Annual Report on Form 10-K for the fiscal year ended December 31, 2009 measured in terms of gross sales volume by such "program partner" with respect to dining reward programs operated by Rewards or its subsidiaries for the 12-month period preceding the date of closing of the Merger and (ii) "Knowledge" of Rewards means or has reference to the knowledge of the executive officers of Rewards (including Ronald Blake, Christopher Locke, Shane Kern, Evan Makela, Roya Behnia, Megan Flynn, Edward Job and Susan Sell), in each case, after reasonable inquiry.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Rewards with respect to, among other things:

  •
  corporate matters, such as organization, standing, qualification, power and authority;

  •
  capitalization of Purchaser;

  •
  the validity of the Merger Agreement and Tender and Support Agreement and due authorization;

  •
  required consents and regulatory approvals, and no conflicts with or defaults or violations of laws, governance documents or agreements;

  •
  no prior activities;

  •
  ownership of certain Shares by Purchaser;

  •
  information in Offer documents and proxy statement, if any, filed with the SEC;

  •
  sufficiency of funds to meet obligations of Merger Agreement;

  •
  validity of guarantee; and

  •
  full access to Rewards and its subsidiaries and no additional representations or warranties.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, a "Material Adverse Effect" with respect to Parent or Purchaser means any effect that materially impairs, or would reasonably be expected to materially impair, the ability of Parent or Purchaser to perform their respective obligations under the Merger Agreement or to consummate the transactions contemplated thereby by December 31, 2010.

        The representations and warranties in the Merger Agreement will not survive the Effective Time.

        Conduct of Business of Rewards Pending the Merger.    Under the terms of the Merger Agreement, Rewards agreed that, prior to the Effective Time or the earlier termination of the Merger Agreement, except as may be required by law, with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as may be expressly permitted pursuant to the Merger Agreement, Rewards and its subsidiaries will (i) conduct business in the ordinary course, (ii) use reasonable best efforts to materially preserve business organizations, relationships with processors, program partners and other suppliers and to maintain material assets and properties in their current condition and (iii) not terminate employment or services of officers, employees or consultants integral to their business.

        In addition, except as disclosed prior to execution of the Merger Agreement, as otherwise contemplated or permitted by the Merger Agreement, or as required by applicable law, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, Rewards will not, and will cause each of its subsidiaries not to, directly or indirectly:

  •
  enter into new lines of business outside of its existing business segments;

  •
  issue, transfer, or pledge any capital stock or other securities of Rewards or its subsidiaries (other than pursuant to the exercise of options and similar rights to acquire securities previously disclosed);

  •
  declare or pay dividends, whether in cash, stock or property, other than dividends paid by wholly owned subsidiaries;

  •
  adjust, split, redeem or reclassify or otherwise acquire, any shares of its capital stock;

  •
  sell, lease, encumber, dispose of or fail to maintain material assets, businesses or properties other than in the ordinary course of business;

  •
  acquire the assets, business or stock of any company or division, except for acquisitions of assets, supplies and inventory in the ordinary course;

  •
  amend its organizational documents;

  •
  make changes to its accounting principles or methods (including with respect to dining credits), other than as required by GAAP or applicable law;

  •
  except as (i) required by the terms of an existing benefit plan or (ii) for annual salary or wage increases for non-management level employees made in the ordinary course of business:

  •
  enter into, amend or renew any employment contract with any current or former director, officer or employee; or

  •
  grant any compensation increase or increase benefits of any current or former director, officer or employee;

  •
  except as (i) required by the terms of an existing benefit plan or (ii) would not increase benefits or result in increased administrative costs to Rewards:

  •
  adopt, amend or renew any benefit plan in respect of any director, officer or employee; or

  •
  accelerate the vesting or exercisability of stock options, restricted stock units, deferred shares or other compensation or benefits;

  •
  incur or guarantee indebtedness, subject to certain exceptions;

  •
  make or change material tax elections or take actions with respect to other tax matters;

  •
  terminate, renew, or amend material contracts, or enter into contracts that constitute material contracts;

  •
  take actions that would reasonably be expected to result in the Offer and the Merger conditions not being timely satisfied;

  •
  enter into certain types of related party transactions;

  •
  initiate, or settle litigation in excess of $100,000 (less amounts previously reserved) individually or in the aggregate, unless the settlement would not result in non-monetary damages or equitable relief being imposed on Rewards;

  •
  make capital expenditures exceeding Rewards' budget by $250,000 individually or $500,000 in the aggregate;

  •
  adopt a plan of liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

  •
  fail to maintain material insurance policies;

  •
  grant, acquire, or abandon any intellectual property, except in the ordinary course;

  •
  disclose any material trade secrets or other confidential information, except in the ordinary course and pursuant to adequate confidentiality protection; or

  •
  enter into any contract or binding commitment with respect to any of the things described in the preceding bullet points.

        No Solicitation.    Until the Effective Time, or if earlier, the termination of the Merger Agreement, Rewards agreed that it will not, and will not permit its subsidiaries or the directors, officers, employees, legal or financial advisors, accountants, representatives and agents (whom we refer to collectively as "representatives") of Rewards or its subsidiaries to, directly or indirectly:

  •
  initiate, solicit or knowingly encourage the submission or announcement of any inquiries, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal (as defined below); or

  •
  engage with any third party in any discussions or negotiations concerning, or furnish any confidential information to any third party in connection with, an Acquisition Proposal (except to notify such third party of the existence of the no-solicitation provisions of the Merger Agreement).

        Notwithstanding the restrictions described above, prior to the Acceptance Date, Rewards may furnish information to, or enter into discussions or negotiations with, any person that has made a written and unsolicited Acquisition Proposal if, and only to the extent that:

  •
  the Special Committee, after consulting with outside legal and financial advisors, determines in good faith that such Acquisition Proposal constitutes or, after furnishing such information and entering into such discussions or negotiations, could reasonably be expected to result in a Superior Proposal (as defined below);

  •
  Rewards and its subsidiaries are otherwise in compliance with the provisions of the no-solicitation provisions of the Merger Agreement; and

  •
  prior to furnishing such information, Rewards receives from such Person an executed confidentiality agreement on terms no less favorable to Rewards in any substantive respect than those contained in the confidentiality agreement dated as of May 17, 2010 by and between EGI and Rewards (the "Confidentiality Agreement") (except that entering into discussions or negotiations solely with respect to such a confidentiality agreement shall not be deemed a breach of the foregoing).

        In addition, Rewards agreed that it would immediately cease and terminate any existing discussions or negotiations with persons conducted prior to the execution of the Merger Agreement with respect to any Acquisition Proposal until the termination of the Merger Agreement. The Merger Agreement also requires Rewards to promptly (and in any event, within two (2) business days) notify Parent following receipt by Rewards of any Acquisition Proposal, providing in such notice the ultimate identity of the Person making such Acquisition Proposal and the material terms thereof and conditions thereto (including, if applicable, copies of any written proposals or offers, including proposed agreements), as well as any material modification or amendments, and Rewards must keep Parent reasonably apprised of any material developments, discussions and negotiations with respect to such Acquisition Proposal.

        Rewards has agreed, until the Effective Time, not to terminate, amend, or waive any provision of any confidentiality or standstill or similar agreement to which Rewards is a party, except that the Rewards may waive a standstill provision or agreement if necessary for Rewards to consider an Acquisition Proposal or in response to a Superior Proposal, in each case that did not result from a breach of the non-solicitation provisions or adverse recommendation change provisions of the Merger Agreement. Subject to the previous sentence, Rewards agreed during such period to enforce to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions of such agreements.

        The Merger Agreement does not prohibit Rewards or the Special Committee from (1) taking and disclosing to Rewards' stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or (2) making any disclosure to Rewards' stockholders if, in the good faith judgment of the Special Committee, after consultation with outside counsel, failure to make such disclosure would be inconsistent with applicable law.

        Adverse Recommendation Change.    Except as otherwise permitted by the Merger Agreement, Rewards agreed that until the closing of the Merger or the earlier termination of the Merger Agreement, neither the board of directors of Rewards nor any committee thereof (including the Special Committee) shall:

  •
  approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal;

  •
  cause or permit Rewards or any of its subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Acquisition Proposal; or

  •
  fail to make, withdraw or modify in a manner adverse to Parent or Purchaser, or resolve or publicly propose to withdraw or modify in a manner adverse to Parent or Purchaser, the Rewards Board Recommendation.

        The actions described in the three immediately preceding bullet points are referred to in the Merger Agreement as an "Adverse Recommendation Change."

        Notwithstanding the restrictions described above, the board of directors of Rewards (acting upon the recommendation of the Special Committee) may effect an Adverse Recommendation Change if:

  •
  Rewards has received an Acquisition Proposal which the Special Committee, after consulting with outside legal and financial advisors, determines in good faith constitutes a Superior Proposal;

  •
  the board of directors of Rewards (acting upon the recommendation of the Special Committee) concludes in good faith, after consultation with Rewards' outside legal advisors, that the failure of the board of directors of Rewards to effect an Adverse Recommendation Change with respect to the Superior Proposal would be inconsistent with the directors' exercise of their fiduciary obligations to Rewards' stockholders under applicable law;

  •
  the Superior Proposal is not attributable to a breach of the no-solicitation provisions of the Merger Agreement;

  •
  at least four business days prior to the Adverse Recommendation Change, Rewards has provided Parent written notice of its intention to take such action with respect to a Superior Proposal, which we refer to as a "notice of adverse recommendation change." The notice of adverse recommendation change must specify the material terms and conditions of the Superior Proposal, including a copy of the relevant Superior Proposal agreements and the identity of the person making the Superior Proposal; and

  •
  during the four business day period after Parent's receipt of the notice of adverse recommendation change (for a reasonable period of time each day within such period), Rewards has, and has caused its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to allow Parent the opportunity to make adjustments in the terms and conditions of the Merger Agreement so that the Acquisition Proposal ceases to be a Superior Proposal.

        The Merger Agreement provides that material revisions to an Acquisition Proposal that the Special Committee has determined to be a Superior Proposal require Rewards to deliver a new notice of adverse recommendation change and a new four business day period as described above will begin.

        The Special Committee may, at any time prior to the Acceptance Date, cause Rewards to terminate the Merger Agreement and concurrently enter into a definitive agreement providing for the transactions contemplated by a Superior Proposal, if such Superior Proposal did not result from a breach of the no-solicitation provisions of the Merger Agreement and after Rewards has complied with its obligations under the no-solicitation provisions and adverse recommendation provisions of the Merger Agreement.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acquisition Proposal" means any proposal or offer from any person or group of persons with respect to:

  •
  any direct or indirect purchase of an equity interest, in a single transaction or a series of transactions (including by means of a tender or exchange offer), representing more than twenty-five percent (25%) of the voting power in Rewards or any of its significant subsidiaries;

  •
  a merger, consolidation, other business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving Rewards or any of its significant subsidiaries; or

  •
  any direct or indirect purchase of assets, businesses, securities or ownership interests (including the securities of any significant subsidiary of Rewards), in a single transaction or a series of transactions, representing more than twenty-five percent (25%) of the consolidated assets of the Rewards and its subsidiaries.

  •
  "Superior Proposal" means a written Acquisition Proposal (with all references to "twenty-five percent (25%)" in the definition of Acquisition Proposal deemed to be "a majority" for the purposes of this definition) made by any person with cash on hand or committed equity and/or debt financing sufficient for such person to fully fund such Acquisition Proposal, on terms that the Special Committee determines in good faith, after consultation with Rewards' or the Special Committee's outside financial and legal advisors, and considering such factors as the Special Committee considers to be appropriate (including the conditionality and the timing and likelihood of success of such Acquisition Proposal), (1) is reasonably likely to be consummated in accordance with its terms and (2) if consummated, would be more favorable to the stockholders of Rewards from a financial point of view than the transactions contemplated by the Merger Agreement (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing), in each case taking into account all financial, legal, financing and other aspects of such Acquisition Proposal.

        Reasonable Best Efforts; Antitrust Filings; Cooperation.    Each of Rewards, Parent and Purchaser has agreed to use their respective reasonable best efforts to consummate and make effective the transactions contemplated by the Merger Agreement and to cause the conditions to the Offer and the Merger to be satisfied, including (i) obtaining necessary consents and making necessary filings (including the obligation of Parent and Purchaser to sell or divest businesses or assets, if necessary) (ii) avoiding antitrust impediments, (iii) defending lawsuits and (iv) executing and delivering any additional instruments; provided that Rewards and its subsidiaries may not commit to make any payments in connection with obtaining any consent without prior approval of Parent. The consummation of the Offer and Merger will not require the filing of a notification and report form under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the "HSR Act"). See "The Offer—Section 13. Certain Legal Matters; Regulatory Approvals.—Antitrust."

        Financing.    In the Merger Agreement, Parent and Purchaser have agreed to use their reasonable best efforts to (i) arrange the financing for the Offer and the Merger on the terms and conditions described in the financing commitments or on other permissible terms and conditions, (ii) enter into definitive agreements to secure the financing on the terms and conditions contained in the financing commitments and (iii) timely satisfy all conditions applicable to Parent, Purchaser or their affiliates in the definitive agreements, except Parent or Purchaser shall not be required to initiate litigation against the financing sources. Parent and Purchaser are permitted to amend, modify or supplement the financing commitments or replace any portion of the financing commitments with new financing commitments (including through co-investment or by financing from one or more additional parties) so long as those actions would not reasonably be expected to materially prevent, delay or impede Parent and Purchaser's ability to consummate the Offer and the Merger or be materially adverse to the interests of Rewards prior to the closing of the Merger. Parent agreed to promptly disclose to Rewards its intention to amend, modify, supplement or replace any portion of the financing commitments and to keep Rewards reasonably promptly informed of the terms thereof, including providing the most recent drafts of commitment letters containing any material new or modified term as of and no later than two business days prior to any scheduled expiration of the Offer.

        Parent and Purchaser have agreed to use reasonable best efforts to cause the lenders that are party to the debt commitment letter and any other persons providing financing for the Offer and the Merger to fund, at or immediately after the Acceptance Date, the financing required to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement and the financing commitments, if all conditions to the financing are satisfied or waived (or will be satisfied or waived upon funding) and all the conditions to the Offer are satisfied or waived.

        If a portion of the financing for the Offer and the Merger becomes or could become unavailable in the manner or from the sources contemplated in the financing commitments, Parent is required to promptly notify Rewards and Parent and Purchaser agreed to use reasonable best efforts to arrange alternative sources of financing on terms and conditions not less beneficial to Parent and Purchaser than the terms and conditions in the financing commitments, as promptly as practicable. Parent and Purchaser also agreed to, to cause their affiliates to, and to use their reasonable best efforts to cause their representatives to, comply with their obligations under the financing commitments and any related fee and engagement letters, and satisfy on a timely basis the conditions to consummating the Offer and the Merger.

        Financing Cooperation.    The parties to the Merger Agreement have agreed to cooperate in connection with the financing for the Offer and the Merger. Specifically, Rewards has agreed to, and agreed to use reasonable best efforts to cause its representatives to, provide to Parent and Purchaser all cooperation requested by Parent that is reasonably necessary, proper or advisable in connection with the financing or any permitted amended, modified or replacement financing. The cooperation required under the provision can not unreasonably interfere with the business or operations of Rewards.

        Indemnification and Insurance.    The Merger Agreement provides that, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent and the surviving corporation will, to the fullest extent permitted by law, indemnify, defend and hold harmless each present and former director, officer and employee of Rewards or any of Rewards' subsidiaries (who we refer to as "indemnified parties") from and against any costs or expenses (including reasonable attorneys' fees and costs of investigation), judgments, fines, losses, claims, damages, or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions before or at the Effective Time (including with respect to the transactions contemplated by the Merger Agreement). Parent must pay all costs and expenses in connection with such indemnification promptly as statements are received.

        Parent agreed that the certificate of incorporation and bylaws of the Surviving Corporation will contain the indemnification provisions set forth in the certificate of incorporation and bylaws of Rewards on the date of execution of the Merger Agreement, and such provisions will not be amended for six years after the Effective Time in any manner that would adversely affect the rights of any directors, officers or employees of Rewards at the Effective Time.

        Parent agreed to maintain in effect directors' and officers' liability insurance to reimburse the present and former officers and directors (determined as of the Effective Date) of Rewards and its subsidiaries with respect to claims arising from matters occurring before or at the Effective Time

(including with respect to the transactions contemplated by the Merger Agreement) for six years after the Effective Time on the same terms as those in the policies in effect on the date of execution of the Merger Agreement (which we refer to as the "existing policies"). Parent may satisfy this obligation pursuant to a six-year "tail" policy, but is not required to purchase a "tail" policy if the lump sum payment for such policy exceeds 300% of the current annual premium for the existing policies. If a "tail" policy cannot be purchased on such terms, then Parent must obtain the required coverage at the lowest premium cost reasonably available. Parent or the surviving corporation is not required to make annual payments exceeding 300% of the annual premium payments under the existing policies and is only obligated to obtain the maximum amount of coverage that may be obtained for such premium. Parent also agreed to review, at least annually, purchase of "tail" coverage for the balance of the six-year period and to obtain such "tail" coverage if it is available at a cost not exceeding the maximum amount Parent would otherwise be obligated to pay pursuant to the previous sentence.

        Parent has agreed to assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and cause the surviving corporation to honor these provisions of the Merger Agreement. In addition, the indemnified parties are third party beneficiaries of, and entitled to enforce, these provisions of the Merger Agreement.

        Employee Matters.    Following the Effective Time, Parent intends to provide the employees and former employees of Rewards and its subsidiaries as of the Effective Time (which we refer to as "covered employees") with employee benefits and compensation plans that are competitive in the market. Parent agreed that covered employees will receive credit for service under prior Rewards plans for eligibility, vesting and benefit accrual purposes. Parent also agreed with respect to welfare benefits plans to use reasonable best efforts to cause (and with respect to self-insured welfare benefit plans, to cause) pre-existing condition limitations, eligibility waiting periods or required physical examinations to be waived for covered employees. In addition, the Merger Agreement requires Parent to give credit for deductibles, co-payments and eligible out-of-pocket expenses incurred under any medical, vision and/or dental benefit plans terminated prior to the end of a term year.

        Pursuant to the Merger Agreement, Parent and the surviving corporation must honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, covered employees, including any benefits or rights arising as a result of the transactions contemplated by the Merger Agreement (either alone or in combination with any other event) and set forth on Rewards' disclosure schedule to the Merger Agreement.

        Nothing in the Merger Agreement restricts the right of Parent or any of its affiliates (including the surviving corporation) to terminate the employment of any covered employee after the consummation of the Merger. Employees are not beneficiaries of these provisions of the Merger Agreement.

        Termination.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, in accordance with the following (unless Shares are accepted for payment pursuant to the Offer, in which case neither Parent nor Purchaser may terminate the Merger Agreement or abandon the Merger):

  •
  by mutual written consent of Parent and Rewards, notwithstanding any approval and adoption of the Merger Agreement by the stockholders of Rewards;

  •
  by either Parent or Rewards:

  •
  if the Offer expires pursuant to its terms without any Shares being purchased pursuant to the Offer or if Parent or Purchaser has not accepted Shares for payment pursuant to the Offer on or before December 31, 2010 (the "Termination Date"), except that the right to terminate the Merger Agreement under this provision will not be available to Parent if the failure of Parent or Purchaser, or to Rewards if the failure of Rewards, to comply with any provision of the Merger Agreement has resulted in the failure of any of the conditions of the Offer to be satisfied prior to the Termination Date; or

    •
    if any governmental authority has enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) that has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger, so long as the party seeking to terminate the Merger Agreement has used its reasonable best efforts to remove or lift such injunction, order, decree or ruling.

  •
  by Rewards:

  •
  if Parent or Purchaser fails to commence the Offer within seven (7) business days after the date of execution of the Merger Agreement;

  •
  at any time prior to the Acceptance Date, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal in compliance with the terms of the Merger Agreement and conditioned upon payment of the Termination Fee (as defined below); or

  •
  if there shall have been a material breach or inaccuracy of any of Parent's or Purchaser's representations or warranties set forth in the Merger Agreement or Parent or Purchaser has failed to perform or comply in any material respect with any of its covenants or agreements set forth in the Merger Agreement, which breach is not cured within fifteen days following written notice by Rewards to Parent, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.

  •
  by Parent:

  •
  if the board of directors of Rewards makes an Adverse Recommendation Change;

  •
  if there shall have been a material breach or inaccuracy of any of Rewards' representations or warranties set forth in the Merger Agreement such that (i) any of the representations and warranties of Rewards with respect to corporate organization and standing, corporate power or authority or capitalization shall not be true and correct in all respects (except, in the case of Rewards' representations and warranties with respect to capitalization, for de minimis inaccuracies, and, in the case of Rewards' representations and warranties with respect to corporate authority, for such inaccuracies as are cured by the vote received at a Rewards stockholders' meeting for the purpose of voting upon the adoption of the Merger Agreement), in each case both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by the Merger Agreement) or (ii) any other representations and warranties of Rewards set forth in the Merger Agreement shall not be true and correct (disregarding all qualifications or limitations as to "materiality," "Material Adverse Effect" and words of similar import set forth in such representations and warranties) both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by this Agreement), which breach is not cured within fifteen days following written notice by Parent to Rewards, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Material Adverse Effect; or

    •
    if Rewards failed to perform or comply in any material respect with any of its agreements, obligations or covenants under the Merger Agreement, which breach is not cured within fifteen days following written notice by Parent to Rewards, or which breach, by its nature or timing, is incapable of being cured prior to the consummation of the Offer.

        Effects of Termination and Termination Fees.    If the Merger Agreement is terminated, the Merger Agreement will become void and there will be no liability on the part of Parent, Purchaser or Rewards or any of their respective affiliates, directors, officers or stockholders, subject to certain termination fees and expense reimbursements described below and except for the provisions of the Confidentiality Agreement and the Guarantee (see "—Guarantee" below) and certain provisions of the Merger Agreement, each of which will survive such termination. However, this will not relieve any party from liability for any Willful Breach. A "Willful Breach" for purposes of this Offer to Purchase and the Merger Agreement, means a material breach of any representation, warranty or covenant or other agreement set forth in the Merger Agreement that is a consequence of an act or failure to act by a party to the Merger Agreement with the actual knowledge that the taking of such act or failure to take such act would cause a breach of the Merger Agreement. A Willful Breach does not include the failure by Parent and Purchaser to consummate the Offer if all of the conditions to the Offer are satisfied or waived and Parent and Purchaser have satisfied their obligations pursuant to the financing provisions of the Merger Agreement, but the financing is not available to Parent or Purchaser.

  Company Termination Fee and Reimbursement of Parent Expenses.

        If either (i) Rewards terminates the Merger Agreement at any time prior to the Acceptance Date, in order to accept a Superior Proposal and enter into a definitive agreement providing for such Superior Proposal, or (ii) Parent terminates the Agreement because the board of directors of Rewards makes an Adverse Recommendation Change, Rewards has agreed to pay to Parent $2,180,000 in cash (the "Termination Fee") and must pay Parent an amount in cash as reimbursement equal to the third party out-of-pocket costs and expenses actually incurred by Parent and Purchaser through the date of such termination relating to the transactions contemplated by the Merger Agreement, not to exceed $750,000 (such costs and expenses, the "Parent Expenses").

        If (i) prior to the termination of the Merger Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed and not withdrawn and (ii) either (A) Parent or Rewards terminates the Merger Agreement because the Offer expires pursuant to its terms without any Shares being purchased pursuant to the Offer or because the Parent or Purchaser has not accepted Shares for payment on or before the Termination Date, or (B) Parent terminates the Merger Agreement because Rewards is in breach of the Merger Agreement (each, an "Acquisition Proposal Termination"), Rewards has agreed to pay Parent an amount in cash equal to the Parent Expenses through the date of such termination.

        If, within twelve months after the date of an Acquisition Proposal Termination, Rewards enters into a definitive agreement providing for any transaction contemplated by any Acquisition Proposal or consummates any Acquisition Proposal, Rewards has agreed to pay the Termination Fee to Parent. Solely for purposes of the provision in the proceeding sentence, all references to twenty-five percent (25%) in the definition of "Acquisition Proposal" are deemed to be references to fifty percent (50%).

  Parent Termination Fee and Reimbursement of Company Expenses.

        If Parent and Purchaser fail to consummate the financing (or any replacement thereof) on or before the Termination Date, and upon the Termination Date all of the conditions to the Offer have been satisfied (other than those conditions that by their nature are to be satisfied at the expiration of the Offer (as extended)), and either Rewards or Parent terminates this Agreement because the Offer expires pursuant to its terms without any Shares being purchased pursuant to the Offer or because Parent or Purchaser has not accepted Shares for payment on or before the Termination Date, Parent and Purchaser have agreed to pay Rewards $4,360,000 in cash (the "Parent Termination Fee") and an amount in cash as reimbursement equal to the third party out-of-pocket costs and expenses actually incurred by Rewards through the date of such termination relating to the transactions contemplated by the Merger Agreement, not to exceed $750,000 (such costs and expenses, the "Company Expenses").

        Maximum Recovery; Non-Recourse.    Rewards' right to receive payment of the Parent Termination Fee and reimbursement of the Company Expenses under the Merger Agreement is the sole and exclusive remedy of Rewards and its subsidiaries against Parent, Purchaser, the lenders under the debt financing and the sources of equity financing for any breach (other than a Willful Breach in the case of Parent, Purchaser and the sources of equity financing), loss or damage suffered as a result of the failure of the Offer or the Merger to be consummated. Upon payment of the Parent Termination Fee and reimbursement of Company Expenses, the Merger Agreement provides that none of Parent, Purchaser, the lenders under the debt financing or the sources of the equity financing will have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement. The Merger Agreement provides that, except in the event of a Willful Breach, liability under or in respect of the Merger Agreement is limited to the Parent Termination Fee and the Company Expenses.

        The Merger Agreement provides that, except as provided in the Guarantee, any claim or cause of action based upon the Merger Agreement may only be brought against persons that are expressly named as parties to the Merger Agreement

        Expenses.    Except as otherwise specifically provided in the Merger Agreement, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, whether or not the Offer or the Merger is consummated.

        Guarantee.    Concurrent with the execution of the Merger Agreement, EGI-Fund (08-10) Investors, L.L.C., a Delaware limited liability company (the "Guarantor"), delivered a limited guarantee addressed to Rewards, guaranteeing certain obligations of Parent and Purchaser under the Merger Agreement (the "Guarantee"). The following summary of the Guarantee is qualified in its entirety by reference to the Guarantee itself, a copy of which is filed as an exhibit to the Schedule TO filed with the SEC and is incorporated by reference herein. Stockholders are urged to read the Guarantee for a more complete description of the provisions summarized below.

        Under the Guarantee, the Guarantor absolutely, unconditionally and irrevocably guaranteed to Rewards the payment obligations of Parent and Purchaser with respect to the Parent Termination Fee and the reimbursement of the Company Expenses discussed in "The Merger Agreement; Other Agreements—Merger Agreement—Effects of Termination and Termination Fees" and with respect to any Willful Breach. The maximum amount payable by the Guarantor under the Guarantee with respect to the above obligations is $17,254,888.75 (the "Cap").

        The Guarantee expressly provides, and Rewards has agreed, that Rewards has no right of recovery under the Guarantee other than against Guarantor. The Guarantee expressly provides that nothing set forth in the Guarantee shall confer or give or shall be construed to confer or give to any person other than Rewards (including any person acting in a representative capacity) any rights or remedies against any person including the Guarantor, except as expressly set forth in the Guarantee. Under the Guarantee, the Guarantor covenants and agrees that it shall not assert, directly or indirectly, in any proceeding, that the Guarantee is illegal, invalid or unenforceable in accordance with its terms.

        The Guarantee will terminate upon the earliest of (i) the consummation of the Merger in accordance with the terms of the Merger Agreement (ii) the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Parent or Purchaser would not be obligated to pay the Parent Termination Fee or provide reimbursement for Company Expenses, and (iii) the payment to Rewards by any combination of Parent, Purchaser and/or Guarantor of the Parent Termination Fee and the Company Expenses or an amount of Obligations equal to the Cap.

9.  Appraisal Rights; Rule 13e-3

        Appraisal Rights.    Stockholders do not have appraisal rights as a result of the Offer. However, if the Offer is completed, the Merger will be consummated and each stockholder who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of the stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the court may consider all relevant factors. The value so determined could be more or less than, or the same as, the consideration to be paid in the Offer and the Merger. Stockholders should note that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the Offer and the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

        If any stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the consideration paid in the Merger. A stockholder may withdraw his or her demand for appraisal by delivery of a written withdrawal of his or her demand for appraisal and acceptance of the Merger.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, the full text of which is set forth in Schedule C attached to this Offer to Purchase.

        Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before such stockholders have to take any action relating thereto.

        Stockholders who tender shares in the Offer will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid in the Offer therefor.

        Rule 13e-3.    Because Parent is an affiliate of Rewards, the transactions contemplated herein constitute a "going private" transaction under Rule 13e-3 under the Exchange Act. Rule 13e-3 requires, among other things, that certain financial information concerning Rewards and certain information relating to the fairness of the Offer and the Merger and the consideration offered to stockholders not affiliated with the Offeror Group be filed with the SEC and disclosed to stockholders not affiliated with the Offeror Group. Parent has provided such information in this Offer to Purchase and a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 and the exhibits thereto filed with the SEC pursuant to Rules 14d-3 and 13e-3 under the Exchange Act. Parent does not presently intend to file a Form 15 to evidence the termination of Rewards' duty to file reports pursuant to Sections 13(a) or 15(d) of the Exchange Act in respect of the Shares until after the Merger is completed.

10.  Transactions and Arrangements Concerning the Shares

        On October 27, 2010, Samstock, L.L.C., a Delaware limited liability company ("Samstock") distributed 1,254,901 Shares to its sole member, SZ Investments, L.L.C., a Delaware limited liability company ("SZI"), for no consideration. Subsequent to such distribution, the direct and indirect shareholders, members and partners of SZI made corresponding distributions of all such 1,254,901 Shares, each on a pro rata basis for no consideration, to certain irrevocable trusts established for the benefit of members of the family of Samuel Zell (collectively, the "Irrevocable Trusts"). Immediately thereafter, the Irrevocable Trusts contributed all of such 1,254,901 Shares to Parent, which then contributed all of such Shares to Purchaser. The foregoing transfers are herein referred to as the "October 2010 Transfers". After giving effect to the October 2010 Transfers, Samstock holds 10,651 Shares and Purchaser holds 1,254,901 Shares.

        Except as set forth in this Section 10 "Transactions and Arrangements Concerning Shares," under the "Introduction," or on Schedule B hereto, none of Parent, Purchaser, KMJZ, the Chai Trust or, to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority-owned subsidiary of any of the foregoing, beneficially owns any Shares.

        Other than as set forth on Schedule B hereto, described in this Offer to Purchase or as may have been issued by any pension, profit-sharing, compensation or similar plan of Rewards, no transactions in the Shares have been effected during the past 60 days by Parent, Purchaser, KMJZ, the Chai Trust, or, to the best of their knowledge, any associate or controlled subsidiary of Parent, Purchaser, KMJZ, the Chai Trust, Rewards or any person listed in Schedule A hereto.

        According to Rewards, all executive officers and directors of Rewards intend, subject to compliance with applicable law, including Section 16(b) of the Exchange Act, to tender all Shares owned by such executive officer or director. To the best of Parent's and Purchaser's knowledge, none of Rewards or its executive officers, directors or affiliates has made any public recommendation with respect to the Offer or the Merger other than as set forth on the Schedule 14D-9 filed by Rewards with the SEC. The Significant Affiliated Stockholders and the individuals set forth on Schedule B hereto intend to tender all shares owned by them in the Offer.

        Tender and Support Agreement.    In connection with the Merger Agreement, the Significant Affiliated Stockholders entered into the Tender and Support Agreement, dated as of October 28, 2010, with Rewards, Parent and Purchaser. The following summary of certain provisions of the Tender and Support Agreement is qualified in its entirety by reference to the Tender and Support Agreement itself, which is incorporated herein by reference. We have filed a copy of the Tender and Support Agreement as an exhibit to the Schedule TO. Stockholders and other interested parties should read the Tender and Support Agreement for a more complete description of the provisions summarized below.

        Each Significant Affiliated Stockholder has entered into the Tender and Support Agreement pursuant to which, among other things, each Significant Affiliated Stockholder has agreed to tender in the Offer, and not withdraw, all of the Shares beneficially owned by such Significant Affiliated Stockholder, as well as any other Shares acquired by such Significant Affiliated Stockholder after the date of the Tender and Support Agreement. Each Significant Affiliated Stockholder is required to tender not later than five business days prior to the expiration of the Offer. Based on the total Shares outstanding as of the date of this Offer to Purchase, the Significant Affiliated Stockholders together own approximately 12.1% of the Shares outstanding. All Shares covered by the Tender and Support Agreement may not be transferred without the prior written consent of Parent and Rewards other than pursuant to the Offer or the Merger, subject to certain exceptions for affiliate transfers and transfers between and among accounts solely controlled by a Significant Affiliated Stockholder. If the Significant Affiliated Stockholder acquires any additional Shares (including through stock dividend, stock split, recapitalization, reclassification, combination or exchange) or voluntarily acquires the right to vote with respect to any additional Shares, the Significant Affiliated Stockholder is required to give Parent and

Rewards written notice of such acquisition promptly (but no later than two business days) after such acquisition, and such Shares acquired during the term of the Tender and Support Agreement will be subject to the terms of the Tender and Support Agreement.

        In addition, each Significant Affiliated Stockholder agreed to vote the Shares covered by the Tender and Support Agreement, at any meeting of Rewards' stockholders or action by written consent during the term of the Tender and Support Agreement:

  •
  in favor of approval of the Merger;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Rewards under the Merger Agreement; and

  •
  against any action or agreement that would, directly or indirectly, impede, interfere with, delay, postpone or, directly or indirectly, discourage the Offer or the Merger.

        Each Significant Affiliated Stockholder also irrevocably granted a proxy to Parent to vote the Shares subject to the Tender and Support Agreement in a manner consistent with the above bullet points.

        During the term of the Tender and Support Agreement, each Significant Affiliated Stockholder has agreed to use commercially reasonable efforts to take or cause to be taken all actions, and to do or to cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by the Tender and Support Agreement.

        The Tender and Support Agreement and the proxy granted thereunder terminate on the earliest of (i) the mutual written consent of each of the parties, (ii) the Effective Time, (iii) the date the Merger Agreement is terminated in accordance with its terms and (iv) the amendment of the Offer or the Merger Agreement to provide for a reduction in the Offer Price or a change in the form of consideration to be paid in the Offer.

11.  Related Party Transactions

        Rewards and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with affiliates of the Offeror Group. Information regarding these transactions, including the amounts involved, is set forth in Rewards' Proxy Statement for its May 18, 2010 Annual Meeting of Shareholders under "Certain Relationships and Related Transactions," filed by Rewards with the SEC on April 2, 2010.

        On May 5, 2003, Rewards entered into an office lease arrangement, which was amended on May 8, 2006 and August 24, 2006, with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, a limited partnership comprised in part of certain trusts. The trustee of those trusts is Chai Trust, and Donald J. Liebentritt, the Chairman of the board of directors of Rewards, is President and Managing Director of Chai Trust. Two North Riverside Plaza Joint Venture Limited Partnership is an affiliate of the Offeror Group. The lease, as amended, is for 28,721 square feet of office space at Two North Riverside Plaza, Chicago, Illinois. The term of the lease, as amended, is from September 1, 2003 through August 31, 2011. Rewards paid rent of $554,370 for the year ended December 31, 2009, rent of approximately $143,000 and $139,000 for the three months ended September 30, 2010 and 2009, respectively, and approximately $424,000 and $413,000 for the nine months ended September 30, 2010 and 2009, respectively, under this lease.

        Rewards has entered into three storage space lease agreements with Equity Office Properties Management Corp., the agent for Two North Riverside Plaza Joint Venture Limited Partnership, dated May 6, 2010, October 27, 2006 and October 22, 2003. The leases provide for an aggregate of 1,424 square feet of storage space at Two North Riverside Plaza, Chicago, Illinois. The term of both leases is month-to-month. Rewards paid rent of approximately $5,000 and $8,000 for each of the three months ended September 30, 2010 and 2009, respectively, and $14,000 and $21,000 for the nine months ended September 30, 2010 and 2009, respectively.

        The future minimum rent obligations for the above leases are approximately as follows:

Remaining quarter of 2010	$144,000
Year ending December 31, 2011	$386,000
Thereafter	—

Total minimum lease payments	$530,000

        None of Parent, Purchaser, KMJZ or the Chai Trust has purchased any Shares within the past two years, other than as described above in "Special Factors—Section 10. Transactions and Arrangements Involving the Shares."

12.  Interests of Rewards' Directors and Executive Officers in the Offer and the Merger

        In considering the Rewards Board Recommendation, stockholders should be aware that Rewards' executive officers and directors have agreements or arrangements that may provide them with interests that may differ from, or be in addition to, those of stockholders generally. Rewards' board of directors was aware of these agreements and arrangements during its deliberations of the merits of the Merger Agreement and while determining to make the Rewards Board Recommendation set forth in the Schedule 14D-9.

  Director and Officer Indemnification and Insurance.

        All present rights of directors and officers of Rewards to indemnification for acts or omissions occurring at or prior to the Effective Time will continue after the Merger. Parent and the surviving corporation will maintain all indemnification provisions of Rewards that exist immediately prior to the effective time of the Merger, and will not for a period of six years after the Merger amend, repeal, or modify these provisions in any manner that would adversely affect the rights of any individuals who were current or former directors, officers or employees of Rewards at the Effective Time.

        From and after Effective Time until six years after the Effective Time, Parent and the surviving corporation will, to the fullest extent permitted under law, indemnify each current and former director or officer of Rewards for any action arising out of any act or omission before or at the Effective Time.

        For six years following the Effective Time, Parent will maintain or substitute directors' and officers' liability insurance on terms no less favorable than those under Rewards' current policy, subject to a maximum limit on annual premiums equal to 300% of the annual premiums for the policies in effect at the Effective Time with respect to matters arising before or at the Effective Time. In lieu of the foregoing, Parent may purchase a six-year prepaid "tail policy." See "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements—Indemnification and Insurance."

        Effect of the Offer and the Merger Agreement on Stock Options and Restricted Stock Units Granted under Rewards' Stock Incentive Plans and Shares held by Directors and Executive Officers.

  Options.

        Certain executive officers and directors of Rewards hold vested stock options, which may be exercised in accordance with their terms, and the Shares acquired thereby may be tendered in the Offer. Following the Offer, and immediately prior to the Effective Time, all unexpired and unexercised options (whether or not vested at such time) held by such executive officers and directors will vest in full and become fully exercisable, and the directors and executive officers, in exchange for the cancellation of the options, will be entitled to a cash payment equal to the total number of Shares subject to the option, multiplied by the amount by which the Offer Price exceeds the exercise price per Share of the option, without interest and less any applicable withholding taxes. If the exercise price per Shares of any such option is equal to or greater than the Offer Price, the option will be cancelled without any cash payment to the director or executive officer. See "Special Factors—Section 9. Summary of the Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options."

  Restricted Stock Units and Director Deferred Shares.

        Certain executive officers and directors (including Don Liebentritt who is President and Managing Director at Chai Trust as set forth on Schedule B hereto) also hold restricted stock units and Director Deferred Shares awarded under Rewards' equity compensation plans. Each of the restricted stock units and Director Deferred Shares held by such executive officers and directors that is issued and outstanding immediately prior to the Acceptance Date (subject to certain exceptions for restricted stock units with a price target below the Offer Price) will, at the Effective Time, vest in full and will be settled for Shares, which will be converted in the Merger into right of such executive officers and directors to receive a cash payment equal to the Offer Price, without interest and less any applicable withholding taxes. See "Special Factors—Section 9. Summary of the Merger Agreement; Other Agreements—Merger Agreement—Treatment of Restricted Stock Units and Director Deferred Shares."

  Effect of the Offer and the Merger on Certain Incentive Awards.

        Prior to the Effective Time and in accordance with the terms of the restricted stock unit award agreements dated March 30, 2010 between Rewards and certain Rewards employees, the Compensation Committee of the board of directors of Rewards will determine the number of Shares subject to the restricted stock unit awards that were granted pursuant such restricted stock unit award agreements. In addition, prior to the Effective Time and pursuant to Rewards' 2010 Incentive Compensation Plan, the Compensation Committee of the board of directors of Rewards will determine the "Final Incentive Compensation Pool" and "2010 Award" for each participant, if any (each as defined in the Company's 2010 Incentive Compensation Plan, as amended).

  Employment and Severance Agreements.

        Based on publicly available information and documents provided to Parent by Rewards, Rewards has entered into agreements with its executive officers that would provide severance benefits if the executive officer is terminated under specified circumstances as follows:

        Ronald Blake.    In the event that Mr. Blake's employment by Rewards is terminated without cause or by Mr. Blake for good reason, he is entitled to severance compensation equal to 12 months' base salary (or, if the termination occurs within 12 months of consummation of the Offer and the Merger, 18 months' base salary), the amount of any bonus earned and payable but not yet paid for the fiscal year prior to such termination, as well 18 months' additional medical benefits coverage at no cost to Mr. Blake.

        Christopher Locke.    In the event Mr. Locke's employment by Rewards is terminated for any reason other than cause, death or disability, or if Mr. Locke terminates his employment for good cause, including a diminution in Mr. Locke's duties resulting from the consummation of the Offer and the Merger, he is entitled to severance compensation equal to 12 months' base salary, as well as 12 months' additional medical benefits coverage through COBRA at no cost to Mr. Locke.

        Roya Behnia.    In the event Ms. Behnia's employment by Rewards is terminated for any reason after consummation of the Offer and the Merger, or without cause or by Ms. Behnia for good reason,

she is entitled to severance compensation equal to 12 months' base salary, as well as 12 months' additional medical benefits coverage through COBRA at no cost to Ms. Behnia.

        Megan Flynn.    In the event (i) Ms. Flynn's employment by Rewards is terminated by the Company for any reason other than cause, disability or death, or by Ms. Flynn for good cause, (ii) there is a diminution in Ms. Flynn's duties as a consequence of the consummation of the Offer and the Merger, (iii) at the direction of Rewards, Ms. Flynn no longer reports directly to the Chief Executive Officer of Rewards or is no longer a member of the executive management team, (iv) Ms. Flynn is no longer the top executive in the business development department of Rewards without her consent or (v) Ms. Flynn no longer has any employees directly reporting to her, she is entitled to 12 months' base salary and 12 months' additional medical benefits coverage through COBRA at no cost to Ms. Flynn.

        Andrew Zardini.    In the event Mr. Zardini's employment by Rewards is terminated without cause, or Mr. Zardini terminates his employment for good reason, he is entitled to severance compensation equal to 12 months' base salary, as well as 12 months' additional medical benefits coverage through COBRA at no cost to Mr. Zardini.

        Change in Control Agreements.

        Rewards has also entered into change in control agreements with the following executive officers of Rewards: Mr. Blake, Mr. Locke, Ms. Behnia and Ms. Flynn. The change in control agreements have substantially similar terms, other than Mr. Locke's which provides for a gross-up for excise taxes as described below. Each change in control agreement provides that, in the event the Offer and the Merger are consummated prior to June 30, 2011, the executive officer party to such agreement shall receive a cash payment (the "Change in Control Payment") in two installments based on a percentage (which varies by executive officer) of the aggregate deal price. The aggregate deal price is determined by the board of directors of Rewards in its sole discretion based upon the amount per Share received by the stockholders of Rewards in connection with the Offer and the Merger.

        One-half of the Change in Control Payment is payable within 10 days of consummation of the Offer and the Merger if the executive officer remains employed with Rewards at the time of consummation of the Offer and the Merger. The second half of the Change in Control Payment is payable (i) within 10 days following the date that is six months after the consummation of the Offer and the Merger if the executive officer remains employed with Rewards for six months after consummation of the Offer and the Merger or (ii) within 10 days of termination of the executive officer's employment with Rewards, if such employment is terminated by Rewards without cause prior to the date that is six months after the consummation of the Offer and the Merger. If the executive officer's employment with Rewards is terminated prior to the date that is six months after the consummation of the Offer and the Merger for any reason other than a termination by Rewards without cause, the executive officer will not be entitled to the second half of the Change in Control Payment.

        Each executive officer's Change in Control Payment varies by percentage of the aggregate deal price. The percentages of aggregate deal price for each of the executive officers party to a change in control agreement are:

Name of Employee	Percentage
Ronald Blake	0.650%
Christopher Locke	0.500%
Megan Flynn	0.255%
Roya Behnia	0.200%

        Pursuant to the change of control agreement between Rewards and Mr. Locke, if any part of the Change of Control Payment would be subject to the excise tax imposed by Section 4999 of the Internal

Revenue Code of 1986, as amended (the "Code"), by reason of such payments being considered "excess parachute payments," within the meaning of Section 280G of the Code, or to any similar tax, Locke is entitled to a gross up payment such that after payment of all taxes, Locke will receive the same amount of the Change of Control Payment that he would have received had the excise tax not applied; provided that if no excise tax would apply if the Change of Control Payment were reduced by not more than 10%, then the Change of Control Payment shall be reduced as necessary to avoid the excise tax.

        Other.    Rewards describes other interests of its executive officers and directors in the transactions contemplated by this Offer to Purchase in "Item 3. Past Contacts, Transactions, Negotiations and Agreements—Arrangements with Current Executive Officers and Directors of the Company" of, and Annex B to, the Schedule 14D-9 filed by Rewards with the SEC, which you are encouraged to read before making a decision with respect to the Offer.

THE OFFER

1.  Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not withdrawn in accordance with "The Offer—Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on December 7, 2010, unless and until Purchaser, in accordance with the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, expires.

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms, the satisfaction or waiver (to the extent waivable) of the Minimum Condition and the satisfaction or waiver of other conditions discussed in "The Offer—Section 11. Conditions to the Offer."

        If any of these conditions are not satisfied or waived prior to the Expiration Date, Purchaser is required to extend the Offer for one or more successive periods not to exceed ten business days in each instance (or for such longer period to which Rewards reasonably agrees). In addition, Purchaser must extend the Offer for any minimum period required by applicable law or by any rule, regulation, interpretation or position of the SEC or its staff. Notwithstanding the foregoing, Purchaser is not required to extend the Offer beyond December 31, 2010.

        Subject to applicable rules and regulations of the SEC, Purchaser expressly reserves the right to increase the Offer Price, to make other changes in the terms and conditions of the Offer or to waive any condition of the Offer; provided that, without the prior written consent of Rewards, Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) reduce the number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in this Offer to Purchase, (iv) waive or change the Minimum Condition if such waiver or change would require Purchaser under applicable law to extend the Offer beyond December 31, 2010, or (v) amend any other term of the Offer in a manner adverse to the holders of Shares.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, which will be made in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement and making any appropriate filing with the SEC.

        If Purchaser extends the Offer, if Purchaser is delayed in its acceptance for payment of or payment (whether before or after our acceptance for payment for the Shares) for the Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "The Offer—Section 4. Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer. Purchaser will not make available a subsequent offering period in accordance with Rule 14d-11 promulgated under the Exchange Act.

        If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer, such increase or decrease will be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until the expiration of such ten business day period. If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in "The Offer—Section 11. Conditions to the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer.

        Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of Shares pursuant to the Offer, we have the option, exercisable in whole, but not in part, upon the terms and conditions set forth in the Merger Agreement, to purchase from Rewards that number of Shares equal to a number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Purchaser at the time of such exercise, will constitute one Share more than 90% of the Shares outstanding immediately after exercise of the Top-Up Option at a price per Share equal to the Offer Price. We may exercise the Top-Up Option immediately after the Acceptance Date and prior to the Effective Time.

        Parent has requested and received from Rewards a copy of Rewards' stockholder list and security position listings for the purpose of disseminating the Offer to stockholders and has commenced mailing of this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, commercial banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and the satisfaction or waiver of all the conditions to the Offer discussed in "The Offer—Section 11. Conditions to the Offer" (if waivable), Purchaser will accept for payment and will pay for all Shares validly tendered on or prior to the Expiration Date and not withdrawn pursuant to the Offer, promptly after the Expiration Date, provided that the Offer has not been terminated by such date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See "The Offer—Section 13. Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares") in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Shares Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased for all purposes, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights discussed in "The Offer—Section 1. Terms of the Offer," the Depositary may nevertheless retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in "The Offer—Section 4. Withdrawal Rights" and as otherwise required by Rule 14e-1(e) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any extension of the Offer or of any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or in part from time to time, to Parent or any direct or indirect wholly owned subsidiary of Parent, the right to purchase all or any portion of the Shares tendered pursuant to the Offer. Any such transfer or assignment will not relieve Purchaser of its obligations under the Offer in the event of a breach by the transferee or assignee and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares

        Valid Tenders.    In order for a stockholder validly to tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. The Agent's Message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant, and any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below.

        Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if the (i) Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) Shares are tendered for the account of a financial institution (including most commercial banks, savings and loans associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution," and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificate(s) evidencing such stockholder's Shares are not immediately available, or if such stockholder cannot deliver the Share Certificate(s) and all other required documents to the Depositary prior to the Expiration Date, or if such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificate(s) (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution substantially in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal is received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, including questions as to the proper completion of any Letter of Transmittal, Notice of Guaranteed Delivery or other required documents and as to the proper form of transfer of any Share Certificates, will be determined by Purchaser in its sole and absolute discretion (which may be delegated to the Depositary), which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of, or payment for, which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. Purchaser and the Depositary will make reasonable efforts to notify any person of any defect in any Letter of Transmittal submitted to the Depositary.

        Other Requirements.    By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of this Offer to Purchase). All such powers of attorney and proxies will be irrevocable and considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and such other Shares, rights and securities) will be revoked without further action, and no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Rewards' stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment for such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares or rights, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholders' acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

4.  Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 7, 2011, which is the 60th day after the date of commencement of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and the taxpayer identification number ("TIN") of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as discussed in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares," any

notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal nor incur any liability for failure to give any such notification.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by again following one of the procedures described in "The Offer—Section 3. Procedures for Accepting the Offer and Tendering Shares."

        Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are discussed in "The Offer—Section 1. Terms of the Offer" and "The Offer—Section 11. Conditions to the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described above.

5.  Certain United States Federal Income Tax Consequences

        The following is a summary of material United States federal income tax consequences of the Offer and the Merger to U.S. Holders and Non-U.S. Holders (each as defined below). The discussion is based on the provisions of the Code, final and temporary United States Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion is not binding on the U.S. Internal Revenue Service (the "IRS"). No ruling has been or will be sought or obtained from the IRS with respect to any of the United States federal income tax consequences discussed herein. The IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such challenge.

        For the purposes of this discussion, a U.S. Holder is a beneficial owner of Shares that tenders Shares in the Offer and has such Shares accepted for payment pursuant to the Offer, or exchanges Shares for cash pursuant to the Merger, and is: (i) an individual who is a United States citizen or resident for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate that is subject to United States federal income tax regardless of its source, or (iv) a trust if (a) a United States court is able to exercise supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes. If a pass-through entity, including a partnership or other entity classified as a partnership for United States federal income tax purposes, is a beneficial owner of Shares, the United States federal income tax treatment of an owner or partner generally will depend on the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Shares is urged to consult its own tax advisor. A Non-U.S. Holder is a beneficial owner of Shares that tenders Shares in the Offer and has such Shares accepted for payment pursuant to the Offer, or exchanges Shares for cash pursuant to the Merger, and that is not a U.S. Holder or a partnership or other pass-through entity.

        This discussion applies only to U.S. Holders and Non-U.S. Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of holders (including, without limitation, financial institutions, insurance companies, United States expatriates, holders subject to the alternative maximum tax under the Code, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the effect of any United States federal estate or gift tax laws, as well as any state, local, non-United States or other tax laws.

        EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

U.S. Holders

        Sale of Shares.    The receipt of cash for Shares pursuant to the Offer or the Merger by a U.S. Holder will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder that sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged in the Merger. If a U.S. Holder acquired different blocks of Shares at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Shares. Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the completion of the Offer or consummation of the Merger (as applicable). In general, long-term capital gains of a non-corporate U.S. Holder (including an individual U.S. Holder) are eligible for reduced rates of United States federal income tax. There are limitations on the deductibility of capital losses.

        Backup Withholding and Information Reporting.    Payments to a U.S. Holder in connection with the Offer or the Merger may be subject to backup withholding tax unless such U.S. Holder (i) provides a correct TIN (which, for an individual U.S. Holder, is the U.S. Holder's social security number) and any other required information, or (ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide a correct TIN may be subject to penalties imposed by the IRS. U.S. Holders may prevent backup withholding by completing and signing the Form W-9 included as part of the Letter of Transmittal. Backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the U.S. Holder's United States federal income tax liability, provided that the required information is given to the IRS in a timely manner. Each U.S. Holder should consult its tax advisor as to such U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

        Sale of Shares.    Any gain realized upon the receipt of cash for Shares pursuant to the Offer or the Merger by a Non-U.S. Holder will not be subject to United States federal income tax unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, or if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States;

  •
  the Non-U.S. Holder is a nonresident alien individual that will be present in the United States for 183 days or more during the taxable year of the Offer or the Merger (as applicable), and certain other requirements are met; or

  •
  Rewards is or has been a "United States real property holding corporation" (a "USRPHC") for United States federal income tax purposes at any time within the shorter of the five-year period preceding the Offer or the Merger (as applicable) or the Non-U.S. Holder's holding period for Shares, and the Non-U.S. Holder actually or constructively holds or held, during the applicable period, more than 5% of Rewards' common stock.

        A Non-U.S. Holder that is described in the first bullet will be subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder recognizing such gain were a U.S. Holder. A Non-U.S. Holder described in the first bullet that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. A Non-U.S. Holder described in the second bullet will be subject to United States federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but such tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States for United States federal income tax purposes).

        While no assurance can be provided in this regard, we believe that Rewards is not a USRPHC for United States federal income tax purposes. Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If Rewards is a USRPHC, Non-U.S. Holders that are or have been a holder of more than 5% of Rewards common stock should consult a tax advisor.

        Backup Withholding and Information Reporting.    Payments to a Non-U.S. Holder in connection with the Offer or Merger may be subject to backup withholding tax unless such a Non-U.S. Holder furnishes the required certification as to its non-United States status by providing the applicable Form W-8 (a copy of which can be obtained from the Depositary) or by otherwise establishing that such Non-U.S. Holder is not subject to backup withholding. Any amount paid as backup withholding does not constitute an additional tax. Any amounts withheld under the backup withholding rules may be allowable as a refund or credit against the Non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is given to the IRS in a timely manner. Each Non-U.S. Holder should consult its tax advisor as to such Non-U.S. Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6.  Price Range of the Shares; Dividends

        The Shares are listed and traded on the NASDAQ Capital Market under the symbol "DINE." Prior to May 26, 2008 the Shares were listed and traded on the American Stock Exchange under the symbol IRN. As of November 5, 2010, Rewards advised Parent that there were 8,815,599 Shares outstanding. The following table sets forth, for each of the fiscal quarters indicated, the high and low sales prices per Share as reported on the NASDAQ Capital Market. These sales prices per share are adjusted to reflect the one-for-three reverse stock split that was effective July 6, 2009.

	Common Stock
Quarter Ended	High	Low
December 31, 2008	$15.12	$6.00
March 31, 2009	$11.28	$6.33
June 30, 2009	$12.90	$7.89
September 30, 2009	$15.53	$10.33
December 31, 2009	$14.02	$10.50
March 31, 2010	$15.32	$12.01
June 30, 2010	$14.86	$9.85
September 30, 2010	$14.95	$13.37
December 31, 2010 (through November 5, 2010)	$14.64	$13.65

        On June 8, 2010, the last trading day before EGI announced a proposal to acquire all of Rewards' common stock, the per share closing price of Rewards common stock reported on Nasdaq was $9.90. On November 5, 2010, the last full trading day prior to the date of the commencement of the Offer, the closing sales price of the Shares on Nasdaq was $13.70 per Share. Stockholders are urged to obtain a current market price for the Shares.

        Rewards has not historically declared regular cash dividends. Rewards paid a special cash dividend of $2.00 per Share on October 22, 2009 to stockholders of record at the close of business on October 15, 2009. Rewards paid a total of $17.4 million related to this special dividend. Rewards has paid no other cash dividends on Shares in the past two years.

        Rewards current credit facility permits Rewards to pay cash dividends on Shares without the consent of the lenders up to $10 million subject to loan covenants, or if there are no borrowings outstanding under the credit facility, Rewards' fixed charge ratio (as defined in the agreement) for the previous twelve months, excluding such dividend, equals or exceeds 1.75 to 1, and the aggregate amount of Rewards' unrestricted cash and cash equivalents (as defined in the agreement) is at least $5 million. The Merger Agreement restricts the payment of dividends prior to the Effective Time or the earlier termination of the Merger Agreement, subject to certain exceptions. See "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements." The declaration and payment of future dividends, if any, by Rewards will be at the discretion of Rewards' board of directors and will depend on, among other things, Rewards' financial condition, general business conditions and legal restrictions regarding the payment of dividends by Rewards, and other factors.

7.  Certain Information Concerning Rewards

        General.    The information concerning Rewards contained in this Offer to Purchase has been furnished by Rewards or has been taken from, or based upon, publicly available documents and records on file with the SEC and other public sources.

        Rewards' principal offices are located at Two North Riverside Plaza, Suite 950, Chicago, Illinois 60606, and its telephone number at such address is 312-521-6767.

        Financial Information.    Certain financial information relating to Rewards is hereby incorporated by reference to the audited financial statements for Rewards' 2008 and 2009 fiscal years set forth in Rewards' Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the "Rewards 10-K"), beginning on page 44 of such report. Certain financial information relating to Rewards is also hereby incorporated by reference to the unaudited balance sheets, comparative year-to-date income statements and related earnings per share data and statements of cash flows for the nine months ended September 30, 2010 set forth in Rewards' Quarterly Report on Form 10-Q for the period ended September 30, 2010 (the "Rewards 10-Q"), beginning on page 3. The reports have been filed with the SEC and may be inspected at, and copies thereof may be obtained from, the same places and in the same manner set forth under "Available Information" below.

REWARDS SELECTED FINANCIAL INFORMATION

        The following table sets forth summary historical financial data for Rewards as of and for the nine months ended September 30, 2010 and 2009 and for each of the years ended December 31, 2009 and 2008.

        This data is extracted from, and should be read in conjunction with, the audited financial statements and other financial information contained in the Rewards 10-K and the unaudited interim financial statements and other financial information contained in the Rewards 10-Q for the quarterly period ended September 30, 2010 and the Rewards 10-Q for the quarterly period ended September 30, 2009, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Rewards with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. The financial statements included as Item 8 in the Rewards 10-K, and as Item 1 in each of the Rewards 10-Q for the quarterly periods ended September 30, 2010 and September 30, 2009, are hereby incorporated herein by reference. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth below.

	Year Ended December 31,		Nine Months Ended September 30,
	2008	2009	2009	2010
	(In thousands)		(In thousands)
GAAP Consolidated Statements of Income:
Marketing Credits Revenue	92,884	73,747	56,529	50,000
Marketing Services Revenue	23,758	33,713	23,782	32,145
Total Revenue	117,913	108,552	81,115	82,899
Provision for Losses	11,614	8,066	7,249	2,851
Gross Profit	75,480	70,396	51,187	55,587
Total Operating Expenses	67,103	60,689	45,017	47,901
Net Income	4,809	5,327	3,074	4,161
GAAP Consolidated Statements of Cash Flows:
Net Cash Provided by Operating Activities	32,406	28,728	24,396	2,540
Additions to Property and Equipment	4,186	3,053	2,275	3,614
GAAP Consolidated Balance Sheets:
Cash and Cash Equivalents	9,008	12,665	26,923	12,110
Dining Credits, net of allowance for unredeemable dining credits	75,663	57,299	55,125	66,055
Total Debt	0	0	0	0

        Rewards does not report its ratio of earnings to fixed charges or book value per Share in the reports it files with the SEC and therefore such items are not set forth herein. Except as otherwise set forth herein, the information concerning Rewards contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent and Purchaser have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Parent and Purchaser cannot and do not take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by Rewards to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent and Purchaser.

        Available Information.    Rewards common stock is registered under the Exchange Act. Accordingly, Rewards is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Rewards' directors and officers, their remuneration, stock options granted to them, the principal holders of Rewards' securities and any material interest of such persons in transactions with Rewards is required to be disclosed in proxy statements distributed to Rewards' stockholders and filed with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Rewards' filings are also available to the public on the SEC's website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

        You may contact Innisfree M&A Incorporated, the information agent for the Offer, at 212-750-5833, or call toll free at 888-750-5834 to request copies of documents incorporated by reference without charge.

8.  Certain Information Concerning the Offeror Group

        Purchaser is a Delaware limited liability company and a wholly owned subsidiary of Parent. Purchaser was formed in 2010 specifically to acquire and hold the Shares and is managed and controlled by Parent as its sole member.

        Parent is a Delaware limited liability company and was also formed in 2010 specifically for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent is controlled by its non-member manager, KMJZ.

        KMJZ is a Delaware limited liability company and was also formed in 2010 specifically for the purpose of engaging in the transactions contemplated by the Merger Agreement. KMJZ is controlled by the Chai Trust, an Illinois limited liability company, by virtue of the Chai Trust being the trustee of the Irrevocable Trusts that directly own all of the equity interests in KMJZ. Chai Trust was formed in 1998 and serves as trustee for trusts established for the benefit of members of the family of Samuel Zell.

        The principal offices of Purchaser, Parent, KMJZ and the Chai Trust are located at Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606. The telephone number for Purchaser, Parent, KMJZ and the Chai Trust is 312-454-0100.

        The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted) and material positions held during the past five years of each of the directors and executive officers of Purchaser, Parent, KMJZ and the Chai Trust are set forth in Schedule A to this Offer to Purchase.

        Purchaser, Parent, KMJZ and the Chai Trust have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. For a discussion of appraisal rights, see "Special Factors—Section 9. Appraisal Rights; Rule 13e-3."

9.  Source and Amount of Funds

        Completion of the Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

        Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger, to repay existing debt of Rewards, and to pay related transaction fees and expenses will be approximately $118 million. Purchaser anticipates funding these payments with a combination of debt financing and equity financing as described herein and certain cash on hand of Rewards. Funding of the debt financing and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the debt financing and equity financing will be provided (including the requirement of Purchaser to be able to effect the Merger). Under the Merger Agreement, Parent and Purchaser are permitted to amend, modify or supplement or replace any portion of the financing commitments provided for in the debt commitment letters with new financing commitments, including through co-investment or by financing from one or more additional parties, so long as those actions would not reasonably be expected to materially prevent, delay or impede Parent and Purchaser's ability to consummate the Offer and the Merger or be materially adverse to the interests of Rewards prior to the consummation of the Merger.

        The following summary of certain financing arrangements in connection with the Offer and the Merger is qualified in its entirety by reference to the applicable commitment letters described below, copies of which are filed as exhibits to the Schedule TO filed with the SEC and are incorporated by reference herein. Stockholders are urged to read the commitment letters for a more complete description of the provisions summarized below.

        Equity Financing.    Parent has received an equity commitment letter (the "Equity Commitment Letter") from each of the Irrevocable Trusts, each of which is an affiliate of Parent and Purchaser, pursuant to which the Irrevocable Trusts have committed to invest up to an aggregate of $61,006,313 in cash (the "Commitment Cap"), which will constitute the equity portion of the financing for the Offer and the Merger, solely to the extent necessary to pay or cause Purchaser to pay, pursuant to and in accordance with the Merger Agreement, (i) the Offer Price in respect of Shares validly tendered and accepted for payment in the Offer, (ii) the Offer Price as merger consideration in respect of Shares not tendered in the Offer and with respect to stock options, restricted stock units and Director Deferred Shares, each in connection with the Merger and (iii) fees and expenses contemplated by the Merger Agreement. We refer to the financing contemplated by the Equity Commitment Letter, as may be amended and restated, and any permitted replacement equity financing, as the "Equity Financing." If the amount of the Senior Secured Credit Facilities (as defined below) as of the Acceptance Date is between $56,666,667 and $60,000,000, the Commitment Cap is reduced by the amount that the Senior Secured Credit Facilities exceed $56,666,667. Each Irrevocable Trust may assign all or a portion of its obligations to make such investments to one or more person(s) controlling, controlled by or under common control with, such Irrevocable Trust, provided that any such assignment does not relieve such Irrevocable Trust of its obligations under the Equity Commitment Letter.

        The Irrevocable Trusts' commitment is conditioned upon, among other things (i) contemporaneous funding of the Senior Secured Credit Facilities (as described below) to be issued pursuant to the debt commitment letter described below, and (ii) the satisfaction or waiver of the conditions of Parent and Purchaser to consummate the Offer and the Merger, as set forth in the Merger Agreement. The funding under the Equity Commitment Letter is contemplated to occur contemporaneously with the consummation of the Offer and the Merger. The Equity Commitment Letter will terminate automatically upon the earliest to occur of (a) the closing of the Merger (at which time the obligation shall be discharged), (b) the termination of the Merger Agreement and (c) the assertion by Rewards or any of its affiliates in any litigation or other proceeding of any claim or suit under or in connection with the Merger Agreement.

        Rewards is an intended third-party beneficiary of the Equity Commitment Letter and is entitled to enforce the agreements between the Irrevocable Trusts and Parent under the Equity Commitment Letter, subject to the conditions in the Equity Commitment Letter.

        Senior Secured Credit Facilities.    Parent has received an amended and restated debt commitment letter, dated as of October 27, 2010 (the "Debt Commitment Letter"), from JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, The PrivateBank and Trust Company and Bank Leumi (together, the "Senior Debt Commitment Parties") pursuant to which, subject to the conditions set forth therein, the Senior Debt Commitment Parties have committed to provide a term loan facility and a revolving credit facility (the "Senior Secured Credit Facilities") in the aggregate amount of $56,666,667. Parent and Purchaser paid customary fees to the lenders in connection with the commitment letters. We expect the Senior Secured Credit Facilities to be guaranteed by Parent and the domestic subsidiaries of the surviving corporation, and to be secured by (i) a first priority lien on and perfected security interest in the existing and future real and personal property of the surviving corporation and each guarantor, other than certain limited exceptions and (ii) a pledge of 100% of the equity interests of each of Purchaser's (and following consummation of the Merger, the surviving corporation's) and each guarantor's existing and future direct and indirect subsidiaries, except that liens on the securities of foreign subsidiaries will be limited to 65% of the capital stock of first tier foreign subsidiaries.

        Term Loan Facility.    We expect the term loan facility to be in the aggregate amount of $46,666,667. This term loan facility will mature 5 years after completion of the Merger and will amortize in quarterly installments during that period in aggregate annual amounts equal to the following percentages of the original principal amount of the term loan facility:

  •
  Year 1: 16%

  •
  Year 2: 18%

  •
  Year 3: 20%

  •
  Year 4: 22%

  •
  Year 5: 24%

        We expect borrowings under this term loan facility to bear interest, at the surviving corporation's option, at either (i) the Adjusted LIBO Rate plus the applicable margin per annum or (ii) ABR plus the applicable margin per annum. The applicable margin ranges from 2.75% to 4.25% per annum for Adjusted LIBO Rate loans and 1.75% to 3.25% per annum for ABR loans, based upon the total leverage ratio of the surviving corporation.

        "ABR" means the greatest of (i) the rate of interest publicly announced by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City, (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Adjusted LIBO Rate for a one month interest period on the applicable date plus 2.50%.

        "Adjusted LIBO Rate" means the rate at which Eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the surviving corporation) are quoted on the applicable Reuters screen, as adjusted for statutory reserve requirements for Eurocurrency liabilities and other applicable mandatory costs.

        Revolving Credit Facility.    We expect the revolving credit facility to be in the amount of up to $10 million. This revolving credit facility will mature 5 years after completion of the Merger. The revolving credit facility is subject to an "annual clean-down" that requires the surviving corporation to reduce the aggregate outstanding amount of the loans under the revolving credit facility to no more than $2 million for a period of not less than 30 consecutive days during each 12 month period, which "annual clean-down" requirement may also be satisfied through receipt by the surviving corporation of certain equity contributions. We expect borrowings under this term loan facility to bear interest, at the surviving corporation's option, at either (i) the Adjusted LIBO Rate plus the applicable margin per annum or (ii) ABR plus the applicable margin per annum. The applicable margin ranges from 2.75%

to 4.25% per annum for Adjusted LIBO Rate loans and 1.75% to 3.25% per annum for ABR loans, based upon the total leverage ratio of the surviving corporation.

        Incremental Commitments.    Purchaser may, at its option but subject to conditions to be mutually agreed upon, request to increase the aggregate amount of the term loan facility up to $50,000,000 by obtaining one or more commitments from one or more lenders or other banks or financial institutions, in each case with the consent of the Purchaser and the administrative agent but without the consent of any other lenders. On the effective date of each such increase, the revolving credit loans and the term loans will be re-allocated such that (i) the aggregate amount of the term loans is increased on a dollar-for-dollar basis and (ii) each existing lender and each new lender holds its pro rata percentage of the revolving credit loans and the term loans based on its share of the aggregate commitments and loans. Any such incremental commitments that would otherwise cause the aggregate total amount of the facilities to exceed $60,000,000 will be applied, to the extent approved by JPMorgan Chase Bank, N.A., to reduce on a dollar-for-dollar basis JPMorgan Chase Bank, N.A.'s term loan and revolving credit loan commitments.

        The proceeds of the term loan facility are expected to be used to finance a portion of the costs in connection with the Offer and the Merger, including the payment of fees and expenses associated with the Offer and the Merger, for the surviving corporation's working capital needs and for general corporate purposes. The borrowings under the revolving credit facility are expected to be used to finance a portion of the costs in connection with the Offer and the Merger, including the payment of fees and expenses associated with the Offer and the Merger, for the surviving corporation's working capital needs and for general corporate purposes (including to repay loans under the term loan facility).

        Borrowing Base.    Under the Debt Commitment Letter, the sum of (i) the aggregate amount of loans, letters of credit and swing line loans under the revolving credit facility and (ii) $5 million of the aggregate outstanding principal amount of the loans under the term loan facility may not exceed the Borrowing Base. The "Borrowing Base" is the sum of (i) 80% of the surviving corporation and its subsidiaries' eligible accounts receivable and (ii) 50% of the surviving corporation and its subsidiaries' dining credit portfolio.

        Conditions to Funding.    The initial funding of the Senior Secured Credit Facilities is subject to the following conditions, among others, being satisfied on or before December 31, 2010:

  •
  the Senior Debt Commitment Parties shall have received (i) certain financial statement projections of Rewards and its subsidiaries, giving effect to the Offer and the Merger, (ii) certain historical consolidated financial statements for Rewards and its subsidiaries and (iii) certain pro forma balance sheets and statements of operations, adjusted to give effect to the Offer and the Merger and the Senior Secured Credit Facilities;

  •
  Purchaser shall have accepted for payment the Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration date of the Offer and all conditions to the Offer shall have been satisfied in accordance with the Merger Agreement (without giving effect to any amendments or waivers to such conditions without the consent of J.P. Morgan Securities LLC and The PrivateBank and Trust Company);

  •
  Purchaser shall be able to effect the Merger pursuant to Section 267 of the DGCL after giving effect to the acceptance for payment of the Shares validly tendered and not withdrawn in the Offer and the Shares acquired upon exercise of the Top Up Option, and Purchaser shall have notified the Senior Debt Commitment Parties that it will exercise the Top Up Option immediately following the acceptance of Shares in the Offer and that Purchaser intends to effect the Merger pursuant to Section 267 of the DGCL immediately following acquisition of the Shares pursuant to the Top-Up Option.

  •
  Parent shall have received the cash equity contribution from EGI or certain of its affiliates in an amount, when combined with "roll-over" equity held by Purchaser, equal to at least 50% of the pro forma total (debt and equity) capitalization of Rewards on the date of the initial funding of the loans under the Senior Secured Credit Facilities;

  •
  Purchaser shall have demonstrated, to JPMorgan Chase Bank N.A.'s satisfaction, a ratio of consolidated senior indebtedness to consolidated EBITDA of not more than 3.00 to 1.00 determined as of the quarter-end date for the period from the date of consummation of the Merger through June 30, 2011 on a pro forma basis after giving effect to the Offer and the Merger;

  •
  Purchaser shall have demonstrated, to JPMorgan Chase Bank N.A.'s satisfaction, a ratio of consolidated total indebtedness to consolidated EBITDA of not more than 3.50 to 1.00 determined as of the quarter-end date for the period from the date of consummation of the Merger through June 30, 2011 on a pro forma basis after giving effect to the Offer and the Merger;

  •
  subject to certain exceptions, all necessary actions to establish the perfected first priority security interests of the Senior Debt Commitment Parties shall have been taken;

  •
  evidence satisfactory to JPMorgan Chase Bank N.A that the obligations under the existing loan and credit facilities of Rewards have been repaid in full, and the associated liens and commitments terminated;

  •
  there not occurring or becoming known to the Senior Debt Commitment Parties a Material Adverse Effect with respect to Rewards, which is defined in a manner consistent with the definition in the Merger Agreement (see "Special Factors—Section 8. Summary of the Merger Agreement; Other Agreements—Merger Agreement—Representations and Warranties");

  •
  there being no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of Purchaser or any of its subsidiaries or Rewards;

  •
  the lenders under the Senior Secured Credit Facilities shall have received the results of the Orderly Liquidation Appraisal;

  •
  Samstock, an affiliate of Parent and Purchaser shall have entered into an agreement with, and in form and substance satisfactory to, the lenders under the Senior Secured Credit Facilities agreeing to purchase the aggregate outstanding obligations under the Senior Secured Credit Facilities if the Offer and the Merger have not been consummated within 2 business days of the funding of the initial loans under the Senior Secured Credit Facilities; and

  •
  the satisfaction of other customary conditions, including, among other things, the execution of reasonably satisfactory facility documentation and other documentation entered into in connection with the Offer and the Merger, the delivery of customary legal opinions and other customary closing documents, solvency certificate, the absence of any injunction or judgment prohibiting extension of the loans, compliance with applicable laws (including Federal Reserve Board margin regulations), payment of fees and expenses, and the accuracy of certain customary representations and warranties in the facility documentation.

10.  Dividends and Distributions

        The Merger Agreement provides that from the date of execution of the Merger Agreement until the Effective Time, without the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), Rewards will not, and will not permit its subsidiaries to, (i) make, authorize, declare, pay or set aside for payment any dividend on or in respect of, or any distribution on, any Shares or any shares of its subsidiaries' capital stock (whether payable in cash, stock, property or otherwise), other than dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries or (ii) directly or indirectly, adjust, split, combine, subdivide, redeem, reclassify or otherwise amend the terms of, or purchase or otherwise acquire, any shares of its capital stock.

        If, at any time during the period between the date of execution of the Merger Agreement and the Effective Time, any change in the number of outstanding Shares shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of Shares, or any stock dividend or stock distribution with a record date during such period, the Offer Price payable by Purchaser pursuant to the Offer and the Merger will be equitably adjusted to reflect such change and as so adjusted will, from and after the date of such event, be the Offer Price, subject to further adjustment in accordance with this sentence.

11.  Conditions to the Offer

        For purposes of this Section 11, capitalized terms used but not defined will have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) Purchaser may, but only to the extent expressly permitted by the Merger Agreement, delay the acceptance for payment for, or the payment for, any Shares validly tendered and not properly withdrawn,

        (a)   unless, at the expiration of the Offer (as extended):

          (1)   there shall have been validly tendered and not withdrawn a number of Shares that, together with any other Shares beneficially owned by the Purchaser and the Shares to be acquired by Purchaser pursuant to the Tender and Support Agreement, constitutes at least 75% of the outstanding Shares, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures;

          (2)   if a notification and report form under the HSR Act is required to be filed by applicable law, any applicable waiting period under the HSR Act shall have expired or been terminated; and

          (3)   any approval or consent of any governmental authority that is necessary for the transactions contemplated by the Merger Agreement to be consummated in accordance with the terms of the Merger Agreement, or any relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, the failure of which to be obtained or to be in full force and effect or to have expired, as applicable, would, upon the purchase of the Shares pursuant to the Offer, have a Material Adverse Effect on Rewards, shall have been obtained or be in full force and effect or shall have expired, as applicable, or

        (b)   if, at the expiration of the Offer (as extended), any of the following conditions shall occur and be continuing:

          (1)   (i) any of the representations and warranties of Rewards contained in Section 4.01(a) (Organization and Standing), Section 4.01(b) (Power), Section 4.01(c) (Authority), and Section 4.01(e) (Company Stock) of the Merger Agreement shall not be true and correct in all respects (except, in the case of Section 4.01(e) for de minimis inaccuracies, and, in the case of Section 4.01(c) for such inaccuracies as are cured by the vote received at the Stockholders' Meeting), in each case both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by the Merger Agreement) and (ii) any other representations and warranties of Rewards set forth in the Merger Agreement shall not be true and correct (disregarding all qualifications or limitations as to "materiality," "Material Adverse

  Effect" and words of similar import set forth therein) both when made and at and as of the Acceptance Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date, and except for any change expressly permitted by the Merger Agreement), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, a Material Adverse Effect.

          (2)   Rewards shall have failed to perform or comply in any material respect with any of its agreements, obligations or covenants under the Merger Agreement;

          (3)   the Merger Agreement shall have been terminated in accordance with its terms;

          (4)   any event, change, effect or occurrence that has had or would reasonably be expected to have a Material Adverse Effect on Rewards shall have occurred;

          (5)   the board of directors of Rewards shall have made an Adverse Recommendation Change;

          (6)   Purchaser and Rewards shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares thereunder;

          (7)   a governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, injunction, order, decree or ruling (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the transactions contemplated by the Merger Agreement; or

          (8)   in the event that the exercise of the Top-Up Option is necessary to ensure that Parent or Purchaser owns at least 90% of the voting power of the then outstanding Shares immediately after the Acceptance Date, there exists under applicable law or order or otherwise any restriction or impediment on Purchaser's ability and right to exercise the Top-Up Option.

        The foregoing conditions may be waived by Parent or Purchaser in whole or in part at any time and from time to time in its sole discretion; provided that Rewards' written consent is required to waive the Minimum Condition if such waiver would require Purchaser under applicable law to extend the Offer beyond December 31, 2010. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.

12.  Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or less than or the same as the Offer Price.

        Stock Listing.    The Shares are listed on Nasdaq. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to Nasdaq's published guidelines, Nasdaq would consider delisting the Shares from Nasdaq if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of beneficial holders of round lots of Shares falls below 300, (iii) the market value of publicly held

Shares over a 30 consecutive business day period is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (v) the minimum bid price for the Shares over a 30 consecutive business day period is less than $1 or (vi) (A) Rewards has stockholders' equity of less than $2.5 million, (B) the market value of Rewards' listed securities is less than $35 million over a 30 consecutive business day period and (C) Rewards' net income from continuing operations is less than $500,000 for the most recently completed fiscal year or in two of the last three most recently completed fiscal years. Shares held by officers or directors of Rewards, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Rewards, as of November 5, 2010, there were 8,815,599 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for Shares will be adversely affected.

        If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or other sources. The extent of the public market for the Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or the marketability of, the Shares or whether it would cause future market prices to be greater or lesser than, or the same as, the Offer Price.

        Exchange Act Registration.    Rewards' common stock is currently registered under the Exchange Act. Registration of the common stock under the Exchange Act may be terminated upon application of Rewards to the SEC, if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the common stock under the Exchange Act would substantially reduce the information required to be furnished by Rewards to its stockholders and to the SEC in respect of Rewards common stock and would make certain provisions of the Exchange Act no longer applicable to Rewards, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of Rewards and persons holding "restricted securities" of Rewards to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act may be impaired or eliminated. Purchaser currently intends to seek the delisting of Rewards common stock from Nasdaq and to cause Rewards to terminate the registration of the common stock under the Exchange Act as soon as practicable after consummation of the Merger if the requirements for such delisting and termination of registration are met.

        Margin Regulations.    The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers. In addition, if registration of Rewards' common stock under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

13.  Certain Legal Matters; Regulatory Approvals

        General.    Except as described in this Section 13, based on a review of publicly available filings by Rewards with the SEC, neither Parent nor Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of Rewards that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as discussed herein, any approval or other action by any governmental entity that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Anti-takeover Statutes." While Purchaser does not presently believe that any competition waiting period or approval will materially delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer, pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained, or would be obtained without substantial conditions, or that failure to obtain any such approval or other action might not result in consequences materially adverse to Rewards' business or that material parts of Rewards' business might not have to be disposed of, or other substantial conditions complied with, in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

        Requirements for a Merger.    If following the consummation of the Offer, or the exercise of the Top-Up Option contained in the Merger Agreement, Parent and Purchaser own 90% or more of the outstanding Shares, Purchaser will, pursuant to the Merger Agreement, consummate, as soon as reasonably practicable, a merger with Rewards in which all outstanding Shares not owned by Parent and Purchaser will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, without interest, but subject to applicable withholding taxes. Under the DGCL, if Parent and Purchaser own 90% or more of the outstanding Shares, Purchaser would be able to effect a merger under the short-form merger provisions of the DGCL without a vote of, or prior notice to, Rewards' board of directors or stockholders.

        State Anti-takeover Statutes.    A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a United States federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Rewards is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally defined as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (generally defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. Rewards has not opted out of Section 203 of the DGCL.

        The board of directors of Rewards has approved the Merger Agreement, including the Offer and the Merger. Accordingly, Section 203 of the DGCL will not apply to, or be an impediment to the consummation of, the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

        Rewards conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Parent and Purchaser do not know whether the anti-takeover laws and regulations of any state will by their terms apply to the Offer or the Merger, and neither Parent nor Purchaser has attempted to comply with any state anti-takeover statute or regulation.

        Parent and Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in completing the Offer. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or completing the Offer and consummating the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered in the Offer. See "The Offer—Section 11. Conditions to the Offer."

        Antitrust.    Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer and the consummation of the Merger is not subject to these requirements because Parent is not "controlled" (as such term is defined in the rules promulgated under the HSR Act (the "HSR Rules")) by any other person. Parent is its own ultimate parent entity (as such term is defined in the HSR Rules) and has no regularly prepared balance sheet. Parent's only assets are the Shares it holds indirectly through Purchaser and the cash that will be used to finance the Offer and the Merger and the expenses relating thereto.

        However, at any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under United States Antitrust Laws (as defined below) as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under United States Antitrust Laws under certain circumstances. Parent and Purchaser believe that the acquisition of Shares by Purchaser and the consummation of the Merger will not violate United States Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See "The Offer—Section 11. Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        As used in this Offer to Purchase, "United States Antitrust Laws" means and includes the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        Federal Reserve Board Regulations.    Regulations T, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. Parent and Purchaser will ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

Rewards Certificate of Incorporation.

        Rewards' Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, in addition to any affirmative vote otherwise required, any merger or consolidation of Rewards with any Interested Stockholder or any other corporation that is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder (each as defined in the Certificate of Incorporation), requires the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Shares.

        The additional voting requirement described in the preceding paragraph does not apply if the Business Combination (as defined in the Certificate of Incorporation) has been approved by a majority of the members of the board of directors of Rewards who are unaffiliated with the Interested Stockholder and who were members of the board of directors of Rewards prior to the time that the Interested Stockholder became an Interested Stockholder (the "Disinterested Directors"). The requisite majority of the Disinterested Directors approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement at the meeting of the board of directors of Rewards on October 27, 2010.

        The foregoing summary is qualified in its entirety by reference to the Certificate of Incorporation, which is filed as Exhibit 4.1 to the Rewards' Registration Statement on Form S-3 (File No. 333-111390), filed on December 19, 2003, and is incorporated herein by reference.

14.  Fees and Expenses

        Purchaser and Parent have retained Innisfree M&A Incorporated to serve as the Information Agent and American Stock Transfer & Trust Company, LLC to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

        Except as discussed above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

        The following is an estimate of fees and expenses to be incurred by Parent and Purchaser in connection with the Offer:

SEC Filing Fee	$7,500
Depositary	$30,000
Information Agent (including mailing)	$23,000
Legal and Miscellaneous	$1,500,000
Printing	$60,000

Total	$1,620,500

        In addition, Rewards will incur its own fees and expenses in connection with the Offer. Rewards will not pay any of the fees and expenses to be incurred by Parent and Purchaser.

15.  Miscellaneous

        The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to the holders of Shares other than Parent and Purchaser. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Purchaser and Parent have filed with the SEC a combined Tender Offer Statement on Schedule TO and Transaction Statement on Schedule 13E-3 pursuant to Rules 14d-3 and 13e-3 under the Exchange Act, together with all exhibits thereto, furnishing certain additional information with respect to the Offer, which includes the information required by Schedule 13E-3. Such Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner described in "The Offer—Section 7. Certain Information Concerning Rewards—Available Information."

EGI ACQUISITION, L.L.C.

November 8, 2010

SCHEDULE A

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF THE OFFEROR GROUP

        1.    Directors and Executive Officers of Parent, Purchaser and KMJZ.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent, Purchaser and KMJZ. Unless otherwise indicated, each such person is a citizen of the United States, the business address of each such person is c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and the telephone number of each such person is 312-454-0100. Neither Parent, Purchaser, KMJZ nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Samuel Zell, President	Present occupation(s): President and Chairman of Equity Group
Investments, L.L.C. ("EGI") Positions in past five years: CEO of Tribune Company from December 2007 until December 2009 Address: Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611
William C. Pate, Vice President	Managing Director of EGI
Philip Tinkler, Vice President and Treasurer	Chief Financial Officer, Chief Operating Officer, Managing Director and Treasurer of EGI
Jon Wasserman, Vice President	Present occupation(s): Chief Legal Officer, General Counsel and Managing Director of EGI since February 2009
Positions in past five years: Partner in the law firm of Neal, Gerber & Eisenberg LLP until February 2009
Address: Neal, Gerber & Eisenberg LLP, 2 North LaSalle Street, Chicago, Illinois 60602

        2.    Directors and Executive Officers of the Chai Trust.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Chai Trust. Unless otherwise indicated, each such person is a citizen of the United States, the business address of each such person is c/o Equity Group Investments, L.L.C., Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606 and the telephone number of each such person is 312-454-0100. Neither the Chai Trust nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to,

A-1

federal or state securities laws or finding any violation of such laws. Unless otherwise indicated, each such person has held his or her present occupation as set forth below for the past five years.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Donald J. Liebentritt, President and Managing Director	Present occupation(s): Co-President and Chief
Restructuring Officer, Tribune Company and Senior Advisor to EGI since May 2008
 Positions in past five years: General Counsel and Executive Vice President of Tribune Company from May 2008 to October 2010; Vice President of EGI from January 2006 to May 2008; President of EGI from May 2000 until January 2006
 Address: Tribune Company, 435 North Michigan Avenue, Chicago, Illinois 60611
Telephone: 312-222-9100
Kellie Zell, Managing Director	Homemaker
JoAnn Zell, Managing Director	Physician, National Jewish Medical and Research Center Address: 1400 Jackson Street, Denver, Colorado 80206 Telephone: 303-388-4461
Matthew Zell, Managing Director	Managing Director of EGI
Robert M. Levin, Senior Trust Officer and Managing Director	Partner in the law firm of Levin & Schreder Ltd. Address: 120 North LaSalle Street, Suite 3800, Chicago, Illinois 60602 Telephone: 312-332-6300
James Bunegar, Vice President, Chief Operating Officer, Assistant Trust Officer and Treasurer	Managing Director of EGI
Philip Tinkler, Chief Financial Officer	Chief Financial Officer, Chief Operating Officer, Managing Director and Treasurer of EGI
Jon Wasserman, Managing Director

Present occupation(s): Chief Legal Officer, General Counsel and Managing Director of EGI since February 2009
 Positions in past five years: Partner in the law firm of Neal, Gerber & Eisenberg LLP until February 2009
Address: Neal, Gerber & Eisenberg LLP, 2 North LaSalle Street, Chicago, Illinois 60602

A-2

SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

        The following table sets forth the current ownership of Shares by Parent, Purchaser, KMJZ and the Chai Trust and their respective directors and executive officers, and each associate and majority-owned subsidiary of the foregoing. The only purchases of Shares by Parent, Purchaser, KMJZ, the Chai Trust and their respective directors and executive officers, and each associate and majority-owned subsidiary of the foregoing, during the past sixty days are the October 2010 Transfers. See "Special Factors—Section 10. Transactions and Arrangements Concerning the Shares."

	Securities Ownership
Person	Number	Percent(1)(2)
EGI Acquisition, L.L.C.	1,254,901	14.2%
EGI Acquisition Parent, L.L.C.	1,254,901	14.2%
KMJZ Investments, L.L.C.	1,254,901	14.2%
Chai Trust Company, LLC	2,323,344	26.4%
Samuel Zell(3)	22,313	*
William C. Pate	48	*
Don Liebentritt(4)	49,036	*

*
Less than 1 percent.

(1)
Based on 8,815,599 outstanding Shares as of November 5, 2010.

(2)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(3)
Consists of 5,647 Shares held by Mr. Zell and 16,666 held by Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell's spouse. Mr. Zell disclaims beneficial ownership of the Shares held the Helen Zell Revocable Trust.

(4)
Consists of 9,333 Shares held by Mr. Liebentritt, 7,333 Shares held jointly by Mr. Liebentritt and his spouse Therese Liebentritt, 11,737 Director Deferred Shares held by Mr. Liebentritt and 20,633 Shares from vested restricted stock units held by Mr. Liebentritt.

B-1

SCHEDULE C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

    a.
    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

    b.
    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

    c.
    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

    d.
    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section (and, if 1 of the constituent corporations is nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

        Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each stockholder of Rewards or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

        Any questions or requests for assistance or additional copies of this Offer to Purchase, Letter of Transmittal and other related materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders May Call Toll Free: 888-750-5834
Banks and Brokers May Call Collect: 212-750-5833